UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.          )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNIVERSAL HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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UNIVERSAL HEALTH SERVICES, INC.

April 6, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) to be held at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania, on Wednesday, May 17, 2017, at 10:00 a.m., for the following purposes:

(1)	the election of one director by the holders of Class A and Class C Common Stock (voting together as a single class) and one director by the holders of Class B and Class D Common Stock (voting together as a single class);

(2)	the approval of an amendment to our Third Amended and Restated 2005 Stock Incentive Plan to increase the number of shares of Class B Common Stock reserved for issuance thereunder by 6,100,000 shares;

(3)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(4)	to conduct an advisory (nonbinding) vote on the frequency of future advisory stockholder votes to approve named executive officer compensation;

(5)	ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

(6)	to act on a stockholder proposal regarding proxy access, if properly presented at the meeting; and

(7)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail and in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. If you want more information, please see the Questions and Answers section of this Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone or internet or, if you received printed Proxy Materials and wish to vote by mail, by promptly signing and returning your Proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Company and be available for your comments and discussion relating to the Company.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller
Chairman and
Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2017

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Universal Health Services, Inc. (the “Company”) will be held on Wednesday, May 17, 2017 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election of one director by the holders of Class A and Class C Common Stock and one director by the holders of Class B and Class D Common Stock;

(2)	the approval of an amendment to our Third Amended and Restated 2005 Stock Incentive Plan to increase the number of shares of Class B Common Stock reserved for issuance thereunder by 6,100,000 shares;

(3)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(4)	to conduct an advisory (nonbinding) vote on the frequency of future advisory stockholder votes to approve named executive officer compensation;

(5)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

(6)	to act on a stockholder proposal regarding proxy access if properly presented at the meeting; and

(7)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a Company stockholder of record at the close of business on March 21, 2017.

You are cordially invited to attend the Annual Meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED PRINTED PROXY MATERIALS AND WISH TO VOTE BY MAIL, MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 17, 2017:

The Proxy Statement and Annual Report to Stockholders are available at

http://www.edocumentview.com/uhs.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 6, 2017

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	This Proxy Statement and enclosed forms of Proxy (first mailed to the holders of Class A and Class C Common Stock, and to the holders of Class B and Class D Common Stock who requested to receive printed Proxy Materials, on or about April 6, 2017) are furnished in connection with the solicitation by our Board of Directors of Proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. A Notice Regarding the Availability of Proxy Materials was first mailed to all of our other stockholders beginning on or about April 6, 2017. The Annual Meeting will be held on Wednesday, May 17, 2017 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?

A:	The Annual Meeting is being held (1) to have the holders of Class A and C Common Stock (voting together as a single class) elect one Class III director and the holders of Class B and D Common Stock (voting together as a single class) elect one Class III director, each such director to serve for a term of three years until the annual election of directors in 2020 or the election and qualification of his respective successor; (2) vote upon an amendment to our Third Amended and Restated 2005 Stock Incentive Plan to increase the number of shares of Class B Common Stock reserved for issuance thereunder by 6,100,000 shares; (3) conduct an advisory (nonbinding) vote to approve named executive officer compensation; (4) conduct an advisory (nonbinding) vote on the frequency of future advisory stockholder votes to approve named executive officer compensation; (5) the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; (6) to act on a stockholder proposal regarding proxy access, if properly presented at the meeting; and (7) to transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3.	Q: Why did holders of Class B and Class D Common Stock receive a notice in the mail regarding the internet availability of Proxy Materials instead of a full set of Proxy Materials?

A:	In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission, or SEC, we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Holders of Class B and Class D Common Stock will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to holders of Class B and Class D Common Stock that did not request printed copies of the Proxy Materials, will instruct you as to how you may access and review all of the Proxy Materials on the internet. Please visit http://www.edocumentview.com/uhs. The Notice also instructs you as to how you may submit your Proxy on the internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.

4.	Q: Who may attend the Annual Meeting?

A:	Stockholders of record as of the close of business on March 21, 2017, or their duly appointed Proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our Common Stock as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record as of the close of business on March 21, 2017 are entitled to vote at the Annual Meeting. On that date, 6,595,308 shares of Class A Common Stock, par value $.01 per share, 663,940 shares of Class C Common Stock, par value $.01 per share, 89,372,181 shares of Class B Common Stock, par value $.01 per share, and 22,100 shares of Class D Common Stock, par value $.01 per share, were outstanding.

6.	Q: Who is soliciting my vote?

A:	The principal solicitation of Proxies is being made by the Board of Directors by mail. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit Proxies by telephone or other personal contact. We will bear the cost of the solicitation of the Proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares. We have not engaged any third party to assist us in solicitation of proxies at the Annual Meeting, but we may decide to retain the services of a proxy solicitation firm in the future if we believe it is appropriate under the circumstances.

7.	Q: What items of business will be voted on at the Annual Meeting?

A:

The holders of Class A and C Common Stock (voting together as a single class) will elect one Class III director and the holders of Class B and D Common Stock (voting together as a single class) will elect one Class III director, each such director to serve for a term of three years until the annual election of directors in 2020 or the election and qualification of his respective successor. The holders of Class A, Class C, Class B and Class D Common Stock (voting together as a single class) will vote on the following matters: the approval of an amendment to our Third Amended and Restated 2005 Stock Incentive Plan; an advisory (nonbinding) vote to approve named executive officer compensation; an advisory (nonbinding) vote on the frequency of future advisory stockholder votes to approve named executive officer compensation; ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and a stockholder proposal regarding proxy access, if properly presented at the meeting.

8.	Q: How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that holders of Class A and Class C Common Stock and Class B and Class D Common Stock vote shares “FOR” the election of the respective nominees to the Board of Directors (Proposal 1).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “FOR” the approval of an amendment to the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan to increase the number of shares of Class B Common Stock reserved for issuance thereunder by 6,100,000 shares (Proposal 2).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “FOR” the advisory (nonbinding) vote to approve named executive officer compensation (Proposal 3).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “FOR” the approval, on an advisory (nonbinding) basis, of a triennial advisory vote to approve named executive officer compensation (Proposal 4).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 5).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “AGAINST” the stockholder proposal regarding proxy access, if properly presented at the meeting; (Proposal 6).

9.	Q: How will voting on any other business be conducted?

A:	Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, your signed Proxy gives authority to the persons named therein. Those persons may vote on such matters at their discretion and will use their best judgment with respect thereto.

10.	Q: What is the difference between a “stockholder of record” and a “street name” holder?

A:	These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

11.	Q: How do I vote my shares if I am a stockholder of record?

A:	A separate form of Proxy applies to our Class A and Class C Common Stock and a separate form of Proxy applies to our Class B and Class D Common Stock. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you received printed Proxy Materials, your enclosed Proxy card. If you received printed Proxy Materials, enclosed is a Proxy card for the shares of stock held by you on the record date. If you received printed Proxy Materials, you may vote by signing and dating each Proxy card you receive and returning it in the enclosed prepaid envelope, or you may vote by telephone or internet. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for director; “FOR” the approval of an amendment to our Third Amended and Restated 2005 Stock Incentive Plan to increase the number of shares of Class B Common Stock reserved for issuance thereunder by 6,100,000 shares; “FOR” the advisory (nonbinding) vote to approve named executive officer compensation; “FOR” the approval, on an advisory (nonbinding) basis, of a triennial advisory vote to approve named executive officer compensation; “FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and “AGAINST” the stockholder proposal regarding proxy access, if properly presented at the meeting.

12.	Q: How do I vote by telephone or electronically?

A:	Instead of submitting your vote by mail on the enclosed Proxy card (if you received printed Proxy Materials), your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the Notice Regarding the Availability of Proxy Materials or, if you received printed Proxy Materials, on the enclosed Proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

13.	Q: How do I vote my shares if they are held in street name?

A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.

14.	Q: Can I change or revoke my vote?

A:	Yes. Any Proxy executed and returned to us is revocable by delivering a later signed and dated Proxy or other written notice to our Secretary at any time prior to its exercise. Your Proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

15.	Q: What constitutes a “quorum”?

A:	The holders of a majority of the common stock votes issued and outstanding and entitled to vote, either in person or represented by Proxy, constitutes a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

16.	Q: What are our voting rights with respect to the election of directors?

A:	Our Restated Certificate of Incorporation provides that, with respect to the election of directors, holders of Class A Common Stock vote as a class with the holders of Class C Common Stock, and holders of Class B Common Stock vote as a class with holders of Class D Common Stock, with holders of all classes of Common Stock entitled to one vote per share.

As of March 21, 2017, the shares of Class A and Class C Common Stock constituted 7.5% of the aggregate outstanding shares of our Common Stock, had the right to elect five members of the Board of Directors and constituted 86.5% of our general voting power; and as of that date the shares of Class B and Class D Common Stock (excluding shares issuable upon exercise of options) constituted 92.5% of the outstanding shares of our Common Stock, had the right to elect two members of the Board of Directors and constituted 13.5% of our general voting power.

17.	Q: What are our voting rights with respect to matters other than the election of directors?

A:	As to matters other than the election of directors, our Restated Certificate of Incorporation provides that holders of Class A, Class B, Class C and Class D Common Stock all vote together as a single class, except as otherwise provided by law.

Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

In the event a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that holder holds, then that holder will be entitled to only one vote for every share of Class C Common Stock, or one-tenth of a vote for every share of Class D Common Stock, which that holder holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that holder. The Board of Directors, in its discretion, may require holders of Class C or Class D Common Stock to provide satisfactory evidence that such owner holds ten times as many shares of Class A or Class B Common Stock as Class C or Class D Common Stock, respectively, if such facts are not apparent from our stock records.

18.	Q: Will my shares be voted if I do not sign and return my Proxy card or vote by telephone or internet?

A:	If you are a stockholder of record and you do not sign and return your Proxy card or vote by telephone or internet, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on nonroutine matters. Under the New York Stock Exchange rules, each of the proposals other than the ratification of the selection of the Company’s independent registered public accounting firm is deemed to be a nonroutine matter with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

19.	Q: What is a “broker non-vote”?

A:	“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by Proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our Proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on nonroutine matters. Under the New York Stock Exchange rules, each of the proposals other than the ratification of the selection of the Company’s independent registered public accounting firm is deemed to be nonroutine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

20.	Q: What is the effect of a broker non-vote?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but will not be considered present and entitled to vote on any matter for which a broker, bank or other nominee does not have authority. For the Annual Meeting, pursuant to the rules of the New York Stock Exchange, your broker, bank or other nominee will be permitted to vote for you without instruction only with respect to Proposal 5 regarding the ratification of PricewaterhouseCoopers LLP. A broker non-vote will not have any impact on the outcome of any other proposals.

21.	Q: What is the vote required to approve each proposal?

A:

Item of Business	Votes Required for Approval	Abstentions	Signed But Unmarked Proxy Cards	Broker Non-Votes

Proposal 1: Election of Directors

One Class III director will be elected by the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting together as a single class, present in person or represented by Proxy and entitled to vote.

One Class III director will be elected the highest number of affirmative votes of the shares of Class B and Class D Common Stock, voting together as a single class, present in person or represented by Proxy and entitled to vote.

		No effect	Count as votes FOR	No effect on voting

Proposal 2: Amendment to Third Amended and Restated 2005 Stock Incentive Plan

Affirmative “FOR” vote of the holders of a majority of the voting power of shares of Class A, B, C and D Common Stock, present in person or represented by Proxy and entitled to vote, voting together as a single class.

		Count as votes AGAINST	Count as votes FOR	No effect on voting

Proposal 3: Advisory (Nonbinding) Vote on Named Executive Officer Compensation

Affirmative “FOR” vote of the holders of a majority of the voting power of shares of Class A, B, C and D Common Stock, present in person or represented by Proxy and entitled to vote, voting together as a single class.

		Count as votes AGAINST	Count as votes FOR	No effect on voting

Proposal 4: Advisory (Nonbinding) Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation	Number of years (1, 2 or 3) receiving the highest number of votes.	No effect	Count as vote for EVERY THREE YEARS	No effect on voting

Item of Business	Votes Required for Approval	Abstentions	Signed But Unmarked Proxy Cards	Broker Non-Votes

Proposal 5: Ratification of Independent Registered Public Accounting Firm	Majority of the Class A, B, C and D Common Stock votes, present in person or represented by Proxy and entitled to vote.	Count as votes AGAINST	Count as votes FOR	Not applicable

Proposal 6: Stockholder Proposal regarding Proxy Access	Majority of the Class A, B, C and D Common Stock votes, present in person or represented by Proxy and entitled to vote.	Count as votes AGAINST	Count as votes AGAINST	No effect on voting

22.	Q: Who will count the votes?

A:	The Secretary will count the Class A and Class C votes. Our transfer agent will count the Class B and Class D votes and serve as inspector of elections.

23.	Q: When are stockholder proposals due in order to be included in our Proxy Statement for the 2018 Annual Meeting?

A:	Any stockholder proposal intended to be included in the proxy materials for the 2018 Annual Meeting must be received by us no later than December 7, 2017. Such proposals should be sent in writing by courier or certified mail to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406. Any stockholder proposal must also be in proper form and substance, as determined in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

24.	Q: Can I receive more than one set of Annual Meeting materials?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406, telephone (610) 768-3300. If you share an address with another stockholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Stockholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

25.	Q: How can I obtain additional information about the Company?

A:	Copies of our annual, quarterly and current reports we file with the Securities and Exchange Commission, or SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhsinc.com. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary at Universal Health Services, Inc., Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 21, 2017, the number of shares of our equity securities and the percentage of each class beneficially owned, within the meaning of Securities and Exchange Commission Rule 13d-3, and the percentage of our general voting power currently held, by (i) all stockholders known by us to own more than 5% of any class of our equity securities, (ii) all of our directors and nominees who are stockholders, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power. No shares are currently pledged as security by any of our directors or executive officers.

	Title of Class							Percentage of General Voting Power(3)
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)		Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)
John H. Herrell 1021 10th Street, S.W. Rochester, MN 55902			33,589	(5)(12)				(5)

Robert H. Hotz Houlihan Lokey Howard & Zukin 245 Park Avenue, 20th Floor New York, NY 10167			68,661	(5)(12)				(5)

Alan B. Miller	5,163,885	(6)(18)(21)	8,521,475	(4)(12)(22)	661,688	(13)(19)		83.2%

Marc D. Miller	1,641,815	(7)(16)(18)	2,558,690	(4)(12)(15)(19)(20)				2.6%

Anthony Pantaleoni Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, NY 10019	633,138	(5)(14)(17)(21)	822,436	(4)(5)(8)(12)(15)	2,192	(5)		(5)

Lawrence S. Gibbs Cannonball Trading LLC 22 Trafalgar Drive Livingston, NJ 07039			22,504	(5)(12)				(5)

Eileen C. McDonnell The Penn Mutual Life Insurance Company 600 Dresher Road Horsham, PA 19044			15,210	(5)(12)				(5)
Debra K. Osteen			209,961	(5)(12)				(5)

Steve G. Filton			432,492	(5)(12)				(5)

Marvin G. Pember			123,818	(5)(12)				(5)

	Title of Class					Percentage of General Voting Power(3)
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)	Class B Common Stock(2)		Class C Common Stock(2)	Class D Common Stock(2)

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210		5,484,436 6.14	(9) %

BlackRock, Inc. 55 East 52nd Street New York, NY 10055		6,369,468 7.13	(10) %

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355		8,522,636 9.54	(11) %

Vanguard Specialized Funds—Vanguard Health Care Fund 100 Vanguard Blvd. Malvern, PA 19355		4,527,240 5.07	(23) %

Maverick Capital, Ltd. 300 Crescent Court, 18th Floor Dallas, TX 75201		6,130,994 6.86	(24) %

All directors & executive officers as a group (10 persons)	99.9%	13.2	%(4)	99.9%		86.8%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

(2)	Each share of Class A, Class C and Class D Common Stock is convertible at any time into one share of Class B Common Stock.

(3)	As to matters other than the election of directors, holders of Class A, Class B, Class C and Class D Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

(4)	Includes shares issuable upon the conversion of Classes A, C and/or D Common Stock.

(5)	Less than 1% of the class of stock or general voting power.

(6)	Includes 400,000 shares of Class A Common Stock that are beneficially owned by Mr. Miller and are held by Mr. Miller in trust for the benefit of his spouse.

(7)	Includes 521,821 shares of Class A Common Stock which are held by three trusts (the “2002 Trusts”) for the benefit of certain of Alan B. Miller’s family members of which Marc D. Miller (who is a named executive officer, director and the son of Alan B. Miller) and Mr. Pantaleoni are trustees; and 532,194 shares held by the A. Miller Family, LLC, whose members are the 2002 Trusts. Marc D. Miller is the sole manager of the A. Miller Family, LLC and during his tenure as such, has voting and dispositive power with respect to the Class A Common Stock held by the A. Miller Family, LLC.

(8)	Includes 680 shares of Class B Common Stock that are beneficially owned by Mr. Pantaleoni and are held by Mr. Pantaleoni in trust for the benefit of certain members of his family.

(9)	These securities are held by Wellington Management Company, LLP, a registered investment adviser and various of its affiliates. Wellington Management Company LLP or its affiliates has shared power to vote or direct the vote of 890,796 shares of our Class B Common Stock and shared power to dispose or to direct the disposition of 5,484.436 shares of our Class B Common Stock. Information is based on Amendment No. 12 to Schedule 13G dated February 14, 2017.

(10)	These securities are held by Blackrock, Inc. Blackrock, Inc. has sole power to vote with respect to 5,710,814 shares and shared power to vote or direct the vote with respect to 12,090 shares of our Class B Common Stock and shared power to dispose with respect to 12,090 shares and sole power with respect to 6,369,468 shares to dispose or to direct the disposition of 6,357,378 shares of our Class B Common Stock. Information is based on Amendment No. 8 to Schedule 13G dated January 26, 2017.

(11)	These securities are held by The Vanguard Group. Vanguard Group has sole power to vote with respect to 140,506 shares and shared power to vote or direct the vote with respect to 17,605 shares of our Class B Common Stock and shared power to dispose with respect to 155,807 shares and sole power with respect to 8,522,636 shares to dispose or to direct the disposition of 8,366,829 shares of our Class B Common Stock. Information is based on Amendment No. 3 to Schedule 13G dated February 9, 2017.

(12)	Includes 2,207,500 shares issuable pursuant to stock options to purchase Class B Common Stock held by our directors and executive officers and exercisable within 60 days of March 21, 2017 as follows: John H. Herrell (18,750) Robert H. Hotz (26,250); Alan B. Miller (1,475,000); Marc D. Miller (227,500); Anthony Pantaleoni (15,000); Lawrence S. Gibbs (22,500); Eileen C. McDonnell (11,250); Debra K. Osteen (122,500); Steve G. Filton (175,000); and Marvin G. Pember (113,750).

(13)	Includes 28,636 restricted shares awarded during 2014, 2015 and 2016, net of vestings, pursuant to our 2010 Employees’ Restricted Stock Purchase Plan for Alan B. Miller. These shares are subject to forfeiture and vesting pursuant to the terms and conditions set forth in the applicable restricted stock agreements.

(14)	Does not include (i) 521,821 shares of Class A Common Stock which are held by the 2002 Trusts of which Mr. Pantaleoni is a trustee, and; (ii) 532,194 shares of Class A Common Stock which are held by A. Miller Family, LLC whose members are the 2002 Trusts. Mr. Pantaleoni disclaims any beneficial interest in the shares.

(15)	Includes 171,426 shares held by the three 2011 Family Trusts for the benefit of Alan B. Miller’s three children. Anthony Pantaleoni and Marc D. Miller are both Trustees. Marc D. Miller has sole voting power with respect to these shares. Mr. Pantaleoni disclaims beneficial ownership of all shares and Marc D. Miller disclaims beneficial ownership of Abby Miller King’s shares (55,763) and Marni Spencer’s shares (55,763).

(16)	Includes 237,800 shares held by the 2012 Family Trust for the benefit of Abby Miller King and Marni Spencer. Anthony Pantaleoni and Marc D. Miller are both Trustees. Marc D. Miller has sole voting power with respect to these shares. Mr. Pantaleoni disclaims beneficial ownership of these shares.

(17)	Includes 356,700 shares held by the 2012 Family Trust for the benefit of Alan B. Miller’s three children. Anthony Pantaleoni is the Trustee of Marc D. Miller’s shares (118,900) and Mr. Pantaleoni has sole voting power with respect to Marc D. Miller’s shares. Mr. Pantaleoni disclaims beneficial ownership of these shares.

(18)	Includes 350,000 shares held by three separate limited liability companies 100% of the interests of which are held by the three 2015 Grantor Retained Annuity Trusts, the three 2017 Grantor Retained Annuity Trusts and the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Alan B. Miller has the sole dispositive power and Marc D. Miller has sole voting power with respect to these shares.

(19)	Includes 300,000 shares held by the three separate limited liability companies 100% of the interests of which are held by 2015 Grantor Retained Annuity Trusts, the three 2017 Grantor Retained Annuity Trusts and the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Alan B. Miller has the sole dispositive power and Marc D. Miller has sole voting power with respect to these shares.

(20)	Includes 130,604 shares held by the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Anthony Pantaleoni is a Trustee and disclaims beneficial ownership of these shares. Marc D. Miller has sole voting power with respect to these shares.

(21)	Includes 258,630 shares held by The Alan B. Miller 2002 Trust. Anthony Pantaleoni is the Trustee of the Trust and has sole voting power with respect to these shares. Mr. Pantaleoni disclaims any beneficial interest in the shares.

(22)	Excludes 19,000 Class B Common Stock held by the Alan and Jill Miller Foundation.

(23)	These securities are held by Vanguard Specialized Funds—Vanguard Health Care Fund. Vanguard Specialized Funds—Vanguard Health Care Fund has sole power to vote with respect to 4,527,240 shares of our Class B Common Stock and holds no dispositive power. Information is based on the initial filing of Schedule 13G dated February 9, 2017.

(24)	These securities are held by Maverick Capital Ltd., a registered investment adviser, and various of its affiliates. Maverick Capital Ltd. or its affiliates have sole power to vote or direct the vote and sole to dispose or to direct the disposition of 6,130,994 shares of our Class B Common Stock. Information is based on a Schedule 13G filed dated February 14, 2017.

Equity Compensation Plan Information

The table below provides information, as of the end of December 31, 2016, concerning securities authorized for issuance under our equity compensation plans.

Plan Category (1.)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2.)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (3.)
Equity compensation plans approved by security holders	8,770,133	$99.06	5,752,650

Total	8,770,133	$99.06	5,752,650

(1)	Shares of Class B Common Stock

(2)	As of March 29, 2017, there were 11,167,199 options outstanding with a weighted-average exercise price of $106.98 and a weighted-average remaining term of 3.4 years. In addition, there were 46,485 full-value shares outstanding as of March 29, 2017.

(3)	As of March 29, 2017, the Company’s Stock Incentive Plan had 1,469,766 shares remaining for future issuance, and, the Restricted Stock Purchase Plan had 476,272 shares remaining for future issuance for a total of 1,946,038 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides for a Board of Directors of not fewer than three members nor more than nine members. The Board of Directors is currently fixed at seven members, and is divided into three classes, with members of each class serving for a three-year term. At each Annual Meeting of Stockholders, directors are chosen to succeed those in the class whose term expires at such Annual Meeting and, in the case of this Annual Meeting, directors will be elected as Class III directors. Under our Restated Certificate of Incorporation, holders of shares of our outstanding Class B and Class D Common Stock (voting together as a single class) are entitled to elect 20% (but not less than one) of the directors, currently two directors, one in Class II and one in Class III, and the holders of Class A and Class C Common Stock (voting together as a single class) are entitled to elect the remaining five directors, three in Class I, one in Class II, and one in Class III.

The persons listed below include our Board of Directors and nominees. The terms of the two current Class III directors, Messrs. Alan B. Miller and Lawrence S. Gibbs, expire at the 2017 Annual Meeting. Mr. Lawrence S. Gibbs has been nominated to be elected by the holders of Class B and Class D Common Stock and Mr. Alan B. Miller has been nominated to be elected by the holders of Class A and C Common Stock. We have no reason to believe that either of the nominees will be unavailable for election; however, if either nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. Both nominees have consented to be named and have indicated their intent to serve if elected. The following information is furnished with respect to each of the nominees for election as a director and each member of the Board of Directors whose term of office will continue after the meeting.

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since
DIRECTOR NOMINEES

Alan B. Miller	III	A Common C Common	79	Our Chairman of the Board and Chief Executive Officer since 1978 and previously served as President until May 2009. Prior thereto, President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Chairman of the Board of Trustees, Chief Executive Officer and President of Universal Health Realty Income Trust. Father of Marc D. Miller, a Director and President.	1978

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since

Lawrence S. Gibbs	III	B Common D Common	45	Portfolio Manager at Ramius, LLC since January 2017. Previously served as a Managing Partner at Cannonball Trading, LLC from July 2014 to December 2016. Prior thereto, a Portfolio Manager at Ramius LLC from March 2010 until July 2014.	2011
DIRECTORS WHOSE TERMS EXPIRE IN 2018

John H. Herrell	I	A Common C Common	76	Former Chief Administrative Officer of Mayo Foundation from 1993 through 2002; Chief Financial Officer of Mayo Foundation from 1984 until 1993 and various other capacities since 1968.	1993

Marc D. Miller	I	A Common C Common	46	Appointed as our President in May 2009. Previously served as Senior Vice President and Co-Head of our Acute Care Division during 2007 and served as a Vice President since January 2005. Served as Vice-President of our Acute Care Division since August 2004; Assistant Vice President and Group Director of Acute Care Division, Eastern Region since June 2003, and; served in other management positions at various hospitals from 1999 to 2003. Currently serves as a member of the Board of Trustees of Universal Health Realty Income Trust and as a member of the Board of Directors of Premier, Inc. Son of Alan B. Miller, our Chief Executive Officer and Chairman of the Board.	2006

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since

Eileen C. McDonnell	I	A Common C Common	54	Ms. McDonnell was appointed to our Board of Directors in April 2013 and she currently serves as Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company since her appointment in February 2011. Ms. McDonnell joined Penn Mutual in 2008 and previously served as President of the company. She was also appointed to The Penn Mutual Board of Trustees in 2010. Before joining Penn Mutual, Ms. McDonnell founded ExecMPower, a strategic planning and executive coaching consultancy. Previously, she was president of New England Financial, a wholly-owned subsidiary of MetLife, and senior vice president of the Guardian Life Insurance Company.	2013
DIRECTORS WHOSE TERMS EXPIRE IN 2019

Anthony Pantaleoni	II	A Common C Common	77	Of Counsel to the law firm of Norton Rose Fulbright US LLP., New York, New York. We utilized during the year ended December 31, 2016 and currently utilize the services of Norton Rose Fulbright US LLP as outside counsel.	1982

Robert H. Hotz	II	B Common D Common	72	Senior Managing Director, Global Co-Head of Corporate Finance, and Vice Chairman of Houlihan Lokey Howard & Zukin. Member of the Operating Committee, Houlihan Lokey Howard & Zukin since June 2002. Previously a member of the Board of Directors, Houlihan Lokey Howard & Zukin.	1991

See the “Corporate Governance” section for additional information about our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE UNIVERSAL HEALTH SERVICES, INC.

THIRD AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

On March 29, 2017, the Board of Directors adopted an amendment to our Third Amended and Restated 2005 Stock Incentive Plan (the “Stock Incentive Plan”), subject to the approval of our stockholders at the 2017 Annual Meeting. The amendment adopted by the Board would increase the number of shares of our Class B Common Stock that may be issued under the Stock Incentive Plan by 6,100,000 (to 35,600,000 shares from 29,500,000 shares). We are not seeking stockholder approval of any other changes to the Stock Incentive Plan. The full text of the Stock Incentive Plan and the proposed amendment is attached hereto as Exhibit A.

As of March 29, 2017, awards with respect to approximately 28.0 million shares, net of cancellations, of our Class B Common Stock had been issued under the Stock Incentive Plan, of which awards for approximately 11,167,199 shares were outstanding, (with a weighted-average option price of $106.98 per share and a weighted-average remaining term of 3.4 years), and approximately 1,469,766 shares remained available for future grants (assuming full vesting and exercise of all of the then outstanding awards). On March 29, 2017, the closing price of a share of Class B Common Stock, as reported on the New York Stock Exchange, was $124.56.

The Board of Directors believes that the 6,100,000 share increase covered by the proposal should be sufficient to enable us to continue making an adequate level of awards under the Stock Incentive Plan for approximately two more years, based upon the grant levels during the past ten years. If an increase in the number of authorized shares is not approved, the number of remaining available shares would be insufficient to cover an appropriate level of awards for even one year.

Long-term equity incentive compensation has been and is expected to continue to be a necessary and key component of our overall compensation program. The Board believes that our ability to grant equity-based incentive compensation under the Stock Incentive Plan enables us to meet several important objectives, including, for example, fostering an ownership mentality that aligns the interests of our management and other key personnel with those of our stockholders, and enabling us to recruit, attract, motivate, reward and retain qualified individuals whose skills, experience and efforts contribute to the success of our business and the enhancement of stockholder value. If this proposal is not approved, we will run out of shares and lose our main vehicle for providing equity-based incentive opportunities to our employees. The Board believes this would present serious challenges to our ability to attract and retain management and other key personnel and, if not addressed in other ways, would be detrimental to our business and the interests of our stockholders. Our executive officers and directors have an interest in the continuation of the Stock Incentive Plan because they are eligible for awards under the Stock Incentive Plan.

Description of 2005 Stock Incentive Plan

The following summary describes the principal features of the Stock Incentive Plan and is qualified in its entirety by reference to the full text of the plan document and the proposed amendment, which is attached hereto as Exhibit A.

Types of Awards.    Awards under the Stock Incentive Plan may be in the form of options to purchase shares of Class B Common Stock (including options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options which are not intended to qualify as “incentive stock options”) and stock appreciation rights (“SARs”).

Eligibility.    Awards may be granted to our and our subsidiaries’ present or future employees, directors, or consultants. Approximately 1,000 individuals are eligible to receive awards under the Stock Incentive Plan and approximately 700 individuals hold outstanding awards under the Stock Incentive Plan.

Authorized Shares; Share Counting Rules.    Assuming our stockholders approve this proposal to amend the Stock Incentive Plan to increase the number of shares of Class B Common Stock reserved for issuance thereunder by an additional 6,100,000 shares, and subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization, we would be authorized to issue an aggregate of 35,600,000 shares of Class B Common Stock under the Stock Incentive Plan (of which approximately 7,569,766 shares would be available for future awards (taking into account shares previously issued under the Stock Incentive Plan and shares covered by outstanding awards which may or may not become available in the future). In applying the aggregate share limit, (i) shares subject to an award that is forfeited, canceled, terminated or settled in cash shall be deemed not to have been issued and will remain available for issuance pursuant to the Stock Incentive Plan, (ii) shares withheld or tendered as payment of the exercise price under an award or the tax withholding obligations associated with an award will not be available for future grant and issuance under the Stock Incentive Plan, and (iii) the total number of shares covered by stock-settled SARs (and not just the number of shares issued in settlement of such SARs) shall be deemed to have been issued under the Stock Incentive Plan. Shares of Class B Common Stock that may be repurchased by us on the open market with proceeds from the exercise of stock options granted under the Stock Incentive Plan may not be returned to the pool of shares available for awards under the Stock Incentive Plan.

Limitation on Annual Awards to any Individual.    Subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization, the maximum number of shares of Class B Common Stock with respect to which options or SARs may be granted under the Stock Incentive Plan during a calendar year to any employee is 1,000,000.

Administration of the Stock Incentive Plan.    The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, except that the Board of Directors has sole responsibility and authority for matters relating to the grant and administration of awards to our non-employee directors. Subject to the provisions of the Stock Incentive Plan, the Compensation Committee, acting in its discretion, has the responsibility and full power and authority to select the persons to whom awards will be made, to prescribe the terms and conditions of each award and make amendments thereto, to construe, interpret and apply the provisions of the Stock Incentive Plan and of any agreement or other instrument evidencing an award and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Stock Incentive Plan. The Compensation Committee’s determinations and decisions as to matters relating to the operation and administration of the Stock Incentive Plan are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the Stock Incentive Plan, unless attributable to fraud or willful misconduct.

Certain Limitations on Compensation Committee’s Authority.    The Stock Incentive Plan imposes a number of limitations on the authority of the Compensation Committee, including those noted below.

(1)	Minimum Vesting Period. Each award made under the Stock Incentive Plan must provide for a vesting period of at least one year from the date the award is granted.

(2)	Re-Pricing Prohibited. The Compensation Committee may not, without obtaining stockholder approval: (1) reduce the exercise price or base price under outstanding options or SARs; (2) cancel outstanding options or SARs in exchange for options or SARs with a lower exercise price or base price; or (3) cancel outstanding options or SARs in exchange for cash or other securities at a time when the per share exercise or base price under such options or SARs is higher than fair market value.

(3)	No Reloading of Options. The Committee may not grant an option that includes a “reload” feature or make any other awards that have the effect of providing a “reload” feature with respect to shares used to satisfy the option exercise price or applicable withholding tax.

Stock Options.    The Compensation Committee may grant stock options under the Stock Incentive Plan, subject to such terms and conditions as the Compensation Committee may prescribe. Such stock options may be classified as “incentive stock options” (within the meaning of Section 422 of the Code) or as so-called nonqualified options (i.e., options that do not qualify as “incentive stock options”). The exercise price of any stock option granted under the Stock Incentive Plan must be at least equal to the fair market value of our Class B Common Stock on the date the option is granted (110% of fair market value in the case of an “incentive stock option” granted to a ten percent stockholder). The maximum term of an option granted under the Stock Incentive Plan is ten years (five years in the case of “incentive stock options” granted to ten percent stockholders). When an option is exercised, the Compensation Committee may permit the exercise price (and/or any applicable tax withholding obligation) to be satisfied by means of a cashless exercise procedure (including, for example, by our withholding shares that would otherwise be issued upon such exercise), by the delivery of previously owned shares of Class B Common Stock or, subject to applicable law, by any other method deemed appropriate.

SARs.    The Compensation Committee may grant SARs under the Stock Incentive Plan, subject to such terms and conditions as the Compensation Committee may prescribe. An SAR allows the participant to receive payment, in cash and/or shares of our Class B Common Stock, equal to the difference between the fair market value of our Class B Common Stock on the date the SAR is exercised and the base price specified in the award. The base price must be at least equal to the fair market value of our Class B Common Stock on the date the SAR is granted. The maximum term of an SAR under the 2005 Plan is ten years.

Transferability of Awards.    In general, awards made under the Stock Incentive Plan may not be transferred or assigned, except under certain circumstances as may be permitted by the Compensation Committee or to a participant’s beneficiary following the participant’s death.

Recoupment.    Each award is subject to any incentive compensation claw back policies that may be adopted by the Company (whether or not adopted prior to the date of such award) as in effect at any time and from time to time, and, as applicable, to the claw back requirements of Section 954 of the Dodd-Frank Act.

Change in Control.    In the event of the occurrence of a “change in control” as defined in the Stock Incentive Plan, outstanding awards may be assumed by, or converted into an award with respect to shares of common stock of, the successor or acquiring company. The Board of Directors may accelerate the vesting of an outstanding award prior to any such assumption or conversion. If an outstanding award is not assumed by the successor or acquiring company, then the award (to the extent not exercised and whether or not otherwise vested) will be cancelled immediately prior to the change in control in exchange for the right to receive the product of (a) the number of shares still covered by the outstanding award multiplied by (b) the excess, if any, of the per share consideration received by our stockholders over the exercise or base price specified in the award. If the per share transaction value is not greater than the exercise or base price under the award, then the award will be cancelled for no consideration.

Termination and Amendment of Plan.    Unless sooner terminated by the Board of Directors, the Stock Incentive Plan will terminate on May 20, 2025, the tenth anniversary of the date the Third Amended and Restated Stock Incentive Plan was approved by our stockholders. The Board of Directors may amend or terminate the Stock Incentive Plan at any time, subject to stockholder approval of any such amendment if so required under applicable law or stock exchange listing requirements. Stock exchange rules generally require stockholder approval of increases in the number of shares reserved under a plan or other material modifications, but such rules do not require that all amendments be submitted to stockholders. Therefore, it is possible that the Stock Incentive Plan could be amended in ways that increase the cost to us without further stockholder approval.

Plan Benefits

Grants under the Stock Incentive Plan, as proposed to be amended, will be made at the discretion of the Board of Directors. Because we cannot presently determine the number of shares underlying, or the timing, types, exercise/base prices or vesting and other provisions of, grants to be made to participants under the Stock Incentive Plan, as proposed to be amended, it is not possible to determine the value of benefits that may be obtained by directors, executive officers and other employees under the Stock Incentive Plan.

Federal Income Tax Consequences

Set forth below is a brief summary of material U.S. income tax consequences applicable to awards made under our Stock Incentive Plan. This discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the Stock Incentive Plan.

The grant of an option or SAR is not a taxable event for the participant or us.

Nonqualified Options.    In general, a participant who exercises a “nonqualified” option (i.e., an option that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code) will recognize ordinary income on the date the option is exercised equal to the excess of the fair market value of the shares on that date over the exercise price paid for such shares, and we will receive a corresponding tax deduction. Upon a later sale of the shares, the participant will realize capital gain or loss in an amount equal to the difference between the selling price and the fair market value of the shares on the date of exercise.

Incentive Stock Options.    A participant who receives an “incentive stock option” will not recognize taxable income upon the exercise of the option (although the exercise may have alternative minimum tax consequences to the participant). The participant will realize taxable income (or loss) when shares acquired upon the exercise of an “incentive stock option” are subsequently sold. If the shares are sold within two years from the option grant date or within one year from the exercise date, then gain realized on the sale will be treated as ordinary income to the extent that the fair market value of the shares on the date of exercise exceeds the exercise price paid for the shares, and any remaining gain will be treated as capital gain. We will receive a tax deduction equal to the amount of ordinary income realized by the participant on the sale of the shares. If, however, the shares are sold more than two years from the option grant date and more than one year from the exercise date, then all of the gain or loss realized upon the sale will be long-term capital gain or loss and we will not be entitled to a tax deduction.

SARs. A participant will recognize ordinary income on the date of exercise of an SAR equal to the excess of the fair market value of the shares of our Class B Common Stock on that date over the exercise price, and we will receive a corresponding tax deduction.

Withholding.    Ordinary income recognized by a participant in connection with the exercise of an option or SAR is subject to applicable tax withholding. In addition to or in lieu of requiring a participant to remit or otherwise provide for cash payment of the amount of the withholding tax obligation, the Compensation Committee may require or permit any such tax withholding obligation to be satisfied, in whole or in part, by delivery of, or withholding from the settlement of the award, shares of our Class B Common Stock having a fair market value equal to the minimum amount required to be withheld for tax purposes.

Vote Required

The affirmative vote of the holders of a majority of the Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of the Amendment to the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2—APPROVAL OF AN AMENDMENT TO THE UNIVERSAL HEALTH SERVICES, INC. THIRD AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN”—TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to rules of the Securities and Exchange Commission, we are asking you to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis below, the compensation tables below, and any related narrative discussion contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement.”

Vote Required

The affirmative vote of the holders of a majority of the Class A, B, C and D Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of this proposal.

If you are a stockholder of record and you do not sign and return your Proxy card or vote by telephone or internet, your shares will not be voted at the Annual Meeting. Under the New York Stock Exchange rules, this proposal is not a routine matter and broker non-votes may occur with respect to this proposal. If your shares are held in street name and you do not issue instructions to your broker, your broker or nominee may not vote your shares on these matters without receiving instructions.

Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

The “say-on-pay” vote is advisory and will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future named executive officer compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to rules of the Securities and Exchange Commission, every six years, the Company is required to provide stockholders with an opportunity to vote, on an advisory (non-binding) basis, as to whether the Company should hold an advisory vote on executive compensation every one, two or three years. Stockholders may also abstain from voting on the matter.

The initial “say-on-frequency” vote was held at our 2011 Annual Meeting of Stockholders. In light of the voting results at our 2011 Annual Meeting of Stockholders with respect to this topic, the Board of Directors has held the “say-on-pay” vote every three years.

After careful consideration and input from our stockholders, the Board recommends that future advisory votes on compensation of our named executive officers continue to be held every three years (a triennial vote). We ask that you support a frequency period of every three years for future advisory stockholder votes on the compensation of our named executive officers.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section below, one of the core principles of our executive compensation program is to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year performance and service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

Additionally, a triennial vote will provide us with the time to thoughtfully respond to the views of our stockholders and implement any necessary changes. We carefully review changes to our executive compensation program to ensure that the program appropriately aligns our named executive officers’ interests with the long-term interests of our stockholders and to ensure that the program appropriately balances risk and reward. We therefore believe that a vote every three years is the appropriate frequency to provide sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

Vote Required

The advisory vote on the frequency of the stockholder advisory vote to approve named executive officer compensation will be determined by a plurality of the votes cast.

If you are a stockholder of record and you do not sign and return your Proxy card or vote by telephone or internet, your shares will not be voted at the Annual Meeting. Under the New York Stock Exchange rules, this proposal is not a routine matter and broker non-votes may occur with respect to this proposal. If your shares are held in street name and you do not issue instructions to your broker, your broker or nominee may not vote your shares on these matters without receiving instructions.

Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

The “say-on-frequency” vote is advisory and will not be binding upon the Company, the Board of Directors, or the Compensation Committee. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY PERIOD OF EVERY “THREE YEARS” (A TRIENNIAL VOTE) FOR FUTURE ADVISORY STOCKHOLDER VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 5

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected, and as a matter of good corporate governance, is requesting ratification by the stockholders of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2017. PricewaterhouseCoopers LLP served as our independent registered public accountants for the year ended December 31, 2016. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its stockholders.

PricewaterhouseCoopers LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Vote Required

Ratification of the selection of the independent registered public accountants by the stockholders requires that affirmative “FOR” vote of the holders of a majority of the Class A, Class B, Class C and Class D Common Stock votes present in person or represented by proxy and entitled to vote on the matter. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS

We have been notified that the Comptroller of the City of New York, Scott M. Stringer, as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Systems”) intends to present a non-binding proposal for consideration at the Annual Meeting. The Comptroller of the City of New York represents that the Systems, collectively, are the beneficial owners of 163,174 shares of common stock. The stockholders making this proposal have provided the proposal and supporting statement, which is set forth below.

The Board opposes adoption of the proposal and asks stockholders to review the Board’s statement in opposition to the proposal, which follows the stockholders’ proposal and supporting statement below.

Stockholder Proposal Regarding Proxy Access

RESOLVED: Shareholders of Universal Health Services, Inc. (“UHS”) ask the board of directors (“Board”) to take the steps necessary to adopt a “proxy access” bylaw. The bylaw should require UHS to include in proxy materials prepared for a shareholder meeting at which Class B/D directors are to be elected the name, Disclosure and Statement (defined below) of any person nominated for election as a Class B/D director by a Class B/D shareholder or group (“Nominator”) satisfying the criteria established below and allow Class B/D shareholders to vote on such nominee(s) on UHS’s proxy card.

The number candidates nominated pursuant to the bylaw for a given meeting should not exceed one quarter of the directors then comprising the Board, subject to any limitations on the number of Class B/D directors to be elected by Class B/D shareholders at the meeting. (Currently, holders of Class B and D shares elect two of UHS’s seven directors, and they are in different classes resulting from UHS’s classified board.) This bylaw, which supplements existing rights, should provide that a Nominator must:

a)	Not be an executive officer or director of UHS;

b)	have beneficially owned 3% or more of UHS’s outstanding Class B or D common stock continuously for at least three years;

c)	give UHS, within the time period identified in its bylaws, written notice of the information required by the bylaws and any SEC rules about (i) the nominee; and (ii) the Nominator, including proof it owns the required shares (information required by this subsection is the “Disclosure”); and

d)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with UHS shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than UHS’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at UHS.

The Nominator may submit a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable rules, and the priority to be given when the limit on nominees is exceeded.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1 )

The proposed terms enjoy strong investor and company support. Through November 2016, more than 300 companies have enacted similar proxy access bylaws for 3% shareowners.

MANAGEMENT’S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

This is the second consecutive year we have received a proposal of this nature from the Comptroller of the City of New York. At our 2016 annual meeting, the proposal, which included all three of the elements in the current proposal, received the support of less than 10% of the common stock votes represented in person or by proxy at the meeting. Our Board of Directors continues to believe that the implementation of proxy access is not in the best interests of our Company. The Board has carefully considered this specific proposal and recommends a vote AGAINST it for the following reasons:

Proxy access is a procedure designed to facilitate company-financed proxy contests in director elections, pitting the Board’s nominees against one or more proxy access candidates nominated by a stockholder to be included in the Company’s proxy statement. The Board recommends that you vote against this proposal because it advances a solution for a problem that does not exist at our Company, does not take into account the effective voice our stockholders already have, undercuts the role of the independent Nominating and Governance Committee, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process.

The Board believes this proposal advances a solution for a problem that does not exist at the Company and our Board has strong support from our stockholders. The Company’s current corporate governance policies and practices provide stockholders with the ability to effectively express their views and participate meaningfully in director elections, and ensure that the Board of Directors is accountable to stockholders. For example,

•

As a “controlled company” for purposes of NYSE Listed Company Manual Section 303A.00, we are not required to have a majority of independent directors and we are exempt from the NYSE’s requirements relating to compensation committees and nominating/corporate governance committees. However, the Company has a majority of independent directors on our Board of Directors and all independent directors serving on our Compensation Committee and Nominating & Governance Committee. We believe that our Board and committee structure provides independence and good corporate governance practices while our multi-tiered voting structure preserves our ability to manage the Company in the best interests of all our stockholders.

•	We have an empowered, independent Lead Independent Director.

•	Stockholders are able to:

•	communicate directly with any director, including our independent directors, as discussed in this Proxy Statement under “Stockholder Communications”;

•	propose director nominees to the Nominating and Governance Committee;

•	directly submit nominations of director candidates at our annual meetings, subject to the conditions set forth in our By-laws; and

•	submit proposals for consideration at our annual meetings.

•	We do not have a “poison pill” which would limit the amount of shares any group of stockholders could hold.

Since its founding in 1979 UHS has become one of the largest and most respected hospital management companies in the nation. As a Fortune 500 corporation, with net revenues of approximately $9.77 billion generated during the twelve-month period ended December 31, 2016 that produced net income of more than $700 million, UHS subsidiaries own and operate 319 inpatient acute care and behavioral health care facilities in 37 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and the United Kingdom, and employ more than 81,000 people. Our governance structure has enabled us to grow our business and to succeed despite a rapidly changing landscape and changes in technology, market structure and regulatory regimes. The tenure of our directors enables the Board to provide insight into the rationale and historical context for past decisions and strategies that has allowed us to successfully adapt to our evolving business environment. This continuity increases the full Board’s collective experience, provides new directors the opportunity to learn about our business from the continuing directors and improves the Board’s ability to develop, refine, and execute our long-term strategic plans. All of this is even more important in today’s uncertain environment with increased challenges and opportunities facing companies within the healthcare industry. An abrupt change in the composition of our Board could impair our progress in achieving our strategic goals.

The proposal would undermine the important role of the independent Nominating and Governance Committee. Allowing stockholders to nominate competing candidates for director in our proxy statement would seriously undercut the role of the independent Nominating and Governance Committee and our Board in one of the most crucial elements of corporate governance, the election of directors. An effective Board of Directors is composed of individuals with a diverse and complementary blend of experiences, skills and perspectives. Our independent Nominating and Governance Committee and our Board of Directors are in the best position to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all stockholders, not just those with special interests.

•

The Nominating and Governance Committee, which is comprised of independent, non-management directors who owe fiduciary duties to act in the best interests of all stockholders, has developed criteria and a process for identifying and recommending director candidates for election by our Class B and D stockholders, which are described in this Proxy Statement under “Committees of the Board of Directors-Nominating and Governance Committee.”

•

As part of this process, stockholders can recommend prospective director candidates for the Nominating and Governance Committee’s consideration. No stockholders have recommended prospective director candidates through this process to date, which we believe reflects the confidence of our stockholders in the nomination process of the Nominating and Governance Committee outlined above. However, any nominee proposed by stockholders for the Committee’s consideration through this process would be evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source.

This process is designed to identify and nominate qualified director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board. The Nominating and Governance Committee also carefully reviews and considers the independence of potential nominees. Stockholders already have a voice in this process and the ability to nominate potential directors for consideration by the Committee. Through this process, we believe that our Nominating and Governance Committee and Board achieve the optimal balance of directors and best serve the Company and all of our stockholders.

This proxy access proposal would potentially enable a holder, or a group of holders, with ownership of as little as 3% of our outstanding shares to completely bypass this process by placing directly into nomination candidates who may fail to meet the qualifications established by the Board, fail to contribute to the desired mix of perspectives, or fail to represent the interests of stockholders as a whole. In addition, this proposal, if implemented, would allow a constantly shifting alignment of stockholders that have held shares for the requisite three-year period to aggregate their shares to reach this 3% threshold creating a never ending cycle of stockholders seeking to disrupt the Company’s governance.

The proposal could have a number of other significant adverse consequences.    In addition to proxy access being unnecessary, the Board believes that proxy access as proposed in this stockholder proposal could have a number of significant adverse consequences and harm the Company and stockholders by:

•

Creating an Uneven Playing Field and Increasing Company Costs.    In the absence of proxy access, the playing field is level, in that a stockholder seeking to elect its own nominee to the Board outside of the process of the Nominating and Governance Committee outlined above would, like the Company, need to undertake the expense of preparing proxy materials and soliciting proxies on its nominee’s behalf. We see little reason why a stockholder owning 3% or more of the outstanding shares of the Company (which as of December 31, 2016 constituted approximately $308 million worth of shares) should not, if the stockholder has a legitimate interest in having representation on the Board, bear the expense of preparing proxy materials and soliciting proxies. Moreover, in a contested election resulting from proxy access, we would likely feel compelled to undertake an additional and potentially expensive campaign in support of Board-nominated candidates and inform stockholders of the reasons why we believe the Board-nominated candidates rather than the stockholder nominee(s) should be elected. In this regard, the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule because it determined that the SEC failed to adequately assess the economic effects of the rule, including the expense and distraction that contested director elections arising out of proxy access would entail.

•

Increasing the Influence of Special Interest Groups.    Proxy access creates the potential for a stockholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all stockholders or to extract concessions from the Company related to that stockholder’s special interests, thereby creating the risk of politicizing the Board election process at virtually no cost to the proponent.

•

Encouraging Short-Termism.    With proxy access, contested director elections could become routine. The Board believes that the potential for frequent contested elections arising from proxy access would not only be highly distracting to the Board and management, but could also encourage a short-term focus with respect to the management of the business that would not be in the long-term interests of our stockholders. We believe that our Board’s stability has driven, and will continue to drive, long-term value for stockholders who are committed to holding our stock for extended periods. As a testament to this belief, our shares have outperformed leading stock indices by significant margins since our initial public offering in 1981. More recently, since 2000, our stock performance has outperformed the S&P 500 Index by a margin of 6.0 to 1 during the 17-year period ended December 31, 2016. After various stock splits and reinvested dividends are considered, an investor who purchased $1,000 of our Class B Common Stock on January 1, 2000, would have had an investment valued at $12,727 as of December 31, 2016, as compared to $2,117 for a $1,000 investment made in the S&P 500 Index during the same period.

•

Disrupting Board Operations.    Frequent contested director elections arising out of proxy access could also disrupt our Board operations and dynamics in various ways. Abrupt changes in the composition of our Board arising out of proxy access could disrupt continuity on our Board in a manner that could interfere with our ability to develop, refine, monitor and execute our long-term strategic and business plans. In addition, the election of stockholder-nominated directors through proxy access could create factions on the Board, leading to dissension and delay, and thereby potentially preclude the Board’s ability to function effectively and serve the best interests of all our stockholders. Finally, the potential for frequent contested elections arising out of proxy access could hinder collegiality among our Board members by creating the potential for our Board members to be pitted against one another in contested director elections on a regular basis where there would be more nominees up for election than available director positions.

•

Discouraging Highly Qualified Director Candidates from Serving.    Under the current process overseen by the Nominating and Governance Committee, we have a well-functioning team of directors with a diverse range of expertise and experience. However, the prospect of routinely standing for election in a contested situation may deter highly qualified individuals from Board service. Moreover, the prospect of perennial contested elections may cause incumbent directors to become excessively risk adverse, thereby impairing their ability to provide sound and prudent guidance with respect to our operations and interests.

The Board believes that the current measures the Company employs for the nomination and election of directors, as well as the Company’s stockholder engagement program, have led to a Board that is responsive to stockholder input and promotes a strategy of long-term value creation. Indeed, over the years our nominees routinely receive in excess of 90% of all votes cast. While our Board strives to implement corporate governance best practices when appropriate, our Board believes that proxy access would be unnecessary and counterproductive for the Company. Moreover, our Board believes that proxy access could disrupt the functioning of our Board and adversely affect the implementation of our long-term strategy. Finally, while proxy access has been the subject of significant publicity in recent years, proxy access has only been implemented by a relatively small number of U.S. public companies, which we believe creates the potential for other unforeseen problems in light of the complicated issues associated with the implementation of proxy access.

For the foregoing reasons, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS DESCRIBED IN PROPOSAL NO. 6.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our 2016 Performance

The following are highlights of our 2016 financial and operating performance:

•	During 2016, our adjusted net income attributable to UHS (see A. below) increased to $720.2 million, or $7.32 per diluted share, as compared to $692.0 million, or $6.87 per diluted share, during 2015.

•	Our net revenues increased 8.0% to $9.77 billion during 2016 as compared to $9.04 billion during 2015.

•

Net revenues at our acute care hospitals owned during both years increased 9.4% during 2016 as compared to 2015. During 2016 at these facilities, adjusted admissions (adjusted for outpatient activity) increased 5.2% and adjusted patient days increased 3.3% as compared to 2015.

•

Net revenues at our behavioral health care facilities owned during both years increased 2.6% during 2016 as compared to 2015. During 2016 at these facilities, adjusted admissions increased 1.0% and adjusted patient days increased 0.9% as compared to 2015.

In addition to strong financial performance, we continued to focus on delivering quality care to our patients. The following are a few of the quality and patient care highlights achieved in 2016:

•	Our acute care hospitals delivered nearly $1.5 billion in charity and uncompensated care and invested more than $380 million to construct, expand and improve our facilities.

•

The Patient Safety Index 90 (“PSI-90”) is a composite of indicators created by the Agency for Healthcare, Research and Quality. The PSI-90 provides an overview of hospital level quality as it relates to a set of potentially preventable hospital related events associated with harmful outcomes for patients. Our overall internal data indicates that our acute care hospitals realized a 60% improvement in the PSI-90 score from 2014 to 2016.

•

The Centers for Medicare and Medicaid Services’ inpatient psychiatric facility quality reporting measures compare our facilities to approximately 1,600 providers across the country. Our behavioral health results exceed the average in 9 out of 12 indicators by a significant percentage.

•

In 2016, patients in our behavioral health care facilities rated their overall care, on average, as 4.5 out of 5 in our patient satisfaction surveys. More than 92% indicated they felt better following care at one of our facilities and would refer a friend or family member in need of care.

A.	Adjusted net income and adjusted net income per diluted share for 2016 and 2015 were publicly disclosed and reconciled to our reported results for each year on the Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information, included with our earnings for the years ended December 31, 2016 and 2015, as filed on Form 8-K on February 28, 2017.

Compensation Philosophy and Objectives

Our compensation philosophy of aligning pay strongly with performance is grounded in best practices that are regulatory compliant, financially sound and provide long-term value to stockholders. Specifically, we:

•	Review peer group market data on an annual basis;

•	Discuss financial and operational performance rigorously in determining any base salary and incentive decisions;

•	Enforce maximums on incentive payments to limit undue risk;

•	Evaluate our compensation practices on an annual basis;

•	Retain an independent, outside consultant;

•	Do not provide plans generally outside of current market practices, and;

•	Do not offer excessive perquisites to our executives

In designing our compensation programs for our named executive officers, we follow our belief that compensation should reflect the value created for stockholders while supporting our strategic business goals. In doing so, our compensation programs reflect the following objectives:

•	Compensation should encourage increases in stockholder value;

•	Compensation programs should support our short-term and long-term strategic business goals and objectives;

•	Compensation programs should reflect and promote our core values set forth in our mission statement, which includes commitment to excellence, high ethical standards, teamwork and innovation;

•	Compensation should reward individuals for outstanding performance and contributions toward business goals, and;

•	Compensation programs should enable us to attract, retain and motivate highly qualified professionals.

These objectives govern the decisions that the Compensation Committee of the Board of Directors (the “Compensation Committee”) and management of the Company make with respect to the amount and type of compensation payable to our named executive officers. The Compensation Committee believes that linking executive compensation to corporate performance results in a strong alignment of compensation with corporate business goals and stockholder value. This belief has been adhered to through the use of incentive pay programs that provide competitive compensation for achieving superior performance and creating value for stockholders. Executives are rewarded commensurately for the achievement of specified business goals and performance objectives, which may increase the value of our stock. Our compensation programs are reviewed annually to ensure that these objectives continue to be met.

Compensation Setting Process

The Compensation Committee has traditionally taken into account the input and recommendations of our Chairman and Chief Executive Officer, Mr. Alan Miller, with respect to our compensation programs, including the compensation arrangements with our named executive officers other than himself. The Compensation Committee believes that Mr. Alan Miller, due to his role within the Company, his years of healthcare experience and other factors, as mentioned below, is a valuable resource to the Compensation Committee. Mr. Alan Miller attends certain Compensation Committee meetings by invitation, however, he does not have the right to vote on matters addressed by the Compensation Committee and he does not participate in the discussions with respect to his own compensation. Mr. Alan Miller conducts formal performance evaluations on an annual basis of the named executives who have direct reporting responsibility to him.

Unlike our other named executive officers, Mr. Alan Miller’s base salary, minimum annual bonus and certain perquisites are determined under his employment agreement. Please also refer to the discussion of Mr. Alan Miller’s employment agreement in the Chief Executive Officer Employment Agreement section of this Proxy Statement. In addition, the compensation setting process for Mr. Alan Miller varies from that of our other named executive officers because it is determined by the Compensation Committee without Mr. Alan Miller’s participation. The Compensation Committee, in determining Mr. Alan Miller’s compensation, takes into account his position as Chief Executive Officer, his role as a founder of our Company in 1978, his years of dedicated service and his expertise and reputation in the hospital management industry. The Compensation Committee also considers Mr. Alan Miller’s responsibilities in overseeing all of our Company’s businesses, operations, development and overall strategy and his role as the public face of our Company, which shapes our corporate image and identity. These factors differentiate Mr. Alan Miller from the other named executive officers.

In addition, for Mr. Alan Miller and the Company’s other named executive officers, the Compensation Committee reviewed data prepared in early 2016 by Pay Governance LLC that compared the Company’s executive compensation levels to data for comparable positions from two reference points: a primary reference of other similar companies within the healthcare industry; and a secondary reference of size-adjusted (by revenues) data from the broader general industry. Data for the primary reference were drawn from publicly filed proxies of peer healthcare companies, and data for the secondary reference were drawn from published compensation surveys covering a range of companies and industries. Data were compiled for all elements of compensation including base salary, annual incentive opportunity, and equity/long-term incentive awards. These data, as well as Company-specific factors including the prior year performance of our executives and the Company’s operating and shareholder return performance relative to our competitors, were considered by the Committee in determining 2016 compensation for Mr. Alan Miller and our other named officers. In light of the above factors, the Compensation Committee approved the base salary, annual cash incentive opportunity, and long-term compensation award to each of the named executive officers in 2016 and believes that the forms and amounts of compensation for each year adequately reflect our compensation goals and policies.

Elements of Compensation

Our executive compensation is based on six primary components, each of which is intended to serve the overall compensation objectives. These components include:

•	annual base salary;

•	annual cash incentive;

•	long-term incentive awards, and;

•	deferred compensation, retirement benefits and other benefits, including perquisites.

Annual Base Salary

Our annual base salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance, the performance of each individual executive and general economic conditions.

In establishing the base salary for our named executive officers, various criteria are reviewed including the following:

•	the executive officer’s achievements, performance in his or her position with us, taking into account the tenure of service, the complexity of the position and current job responsibilities;

•	Mr. Alan Miller’s recommendations as to the proposed base salary, other than his own;

•	company financial performance, and;

•	salaries of similar positions in our healthcare competitor companies and general industry comparisons.

For our named executive officers, an analysis was conducted in 2016 utilizing the most currently available proxy statements, as filed with the Securities and Exchange Commission, from seven companies that we believe are our most direct competitors. We believe these companies, which are indicated below, are comparable peer companies based upon the median revenues of this peer group, which were approximately $7.2 billion as compared to our 2016 revenues of $9.8 billion.

The companies are:

•	Acadia Healthcare Company, Inc.

•	Community Health Systems Inc.

•	HCA Inc.

•	Iasis Healthcare

•	Kindred Healthcare, Inc.

•	LifePoint Hospitals, Inc.

•	Tenet Healthcare Corporation

For Mr. Alan Miller, his 2016 base salary exceeded the 75th percentile of the peer and general industry groups, due to his long tenure in the position, his value as the Company’s founder, his status within the healthcare industry and his performance. The median years of same company/role experience of other executives in the peer group was 5.2 years compared to Mr. Alan Miller’s 38 years.

For 2016, the actual base salary rates for Messrs. Marc Miller and Filton were within approximately 15% of their respective median base salary market rates (as assessed relative to our peer and general industry groups). Due to changes in Division President data from prior year, Ms. Osteen was at the median of the peer proxy data but above the median of the general industry, while Mr. Pember was above the median of both references. For 2016, for our other named executive officers (excluding Mr. Alan Miller), we targeted the median (50th percentile) base salary paid by the peer companies (listed above), along with the median of broader general industry data, to establish our base market rate. We generally consider our base salaries to be competitive if they are approximately within a 15% range of the median market rate. However, actual base salaries are not dictated solely by the median market rate. We also take into account an individual’s expertise, tenure in the position, responsibilities and achievements.

Annual Cash Incentives

Cash incentives for our named executive officers are awarded under the Executive Incentive Plan, which was adopted by our stockholders at our 2010 Annual Meeting and re-approved by our stockholders at our 2015 Annual Meeting. The Executive Incentive Plan is intended to support our efforts to attract, retain and motivate highly qualified senior management and other executive officers of the Company and its affiliates through the payment of performance-based incentive compensation. Annual incentive compensation may be awarded under the Executive Incentive Plan to our named executive officers and others as selected by the Compensation Committee for any calendar year. The Compensation Committee believes that the payment of cash incentives to our named executive officers under the Executive Incentive Plan is consistent with the objectives for our compensation programs by rewarding such officers for the achievement of specified business goals and performance objectives and that may increase the value of our stock.

The amount of an employee’s cash incentive award for a calendar year is based upon the employee’s target cash incentive and the extent to which the performance goal(s) applicable to the employee are achieved. For each calendar year, an employee’s target cash incentive will be equal to a fixed percentage of the employee’s base salary earned during the year.

The Compensation Committee establishes performance goals for the named executive officers using such business criteria and other measures of performance discussed herein; provided that, in the case of incentive awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will establish objective performance goals based upon one or more of the following business criteria:

•	attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits;

•	attainment of certain target levels of, or a specified increase in, earnings per diluted share or adjusted earnings per diluted share, and;

•	attainment of certain target levels of, or a specified increase in, return on capital or return on invested capital.

In the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, except as otherwise permitted under Section 162(m) of the Code, the applicable target cash incentive, performance goals and performance factors with respect to any calendar year will be established in writing by the Compensation Committee no later than 90 days after the commencement of that year. Promptly after the date on which the necessary financial or other information for a particular year becomes available, the Compensation Committee will determine the amount, if any, of the cash incentive compensation payable to each participant for that calendar year and will certify in writing prior to payment that the performance goals for the year were in fact satisfied. The maximum incentive award which any participant may earn under the Executive Incentive Plan for any calendar year shall not exceed $5 million. The Executive Incentive Plan provides the Compensation Committee with the discretion to establish higher or lower performance factors for levels of performance that are more or less than the target levels. Performance goals may be adjusted for changes in accounting methods, corporate transactions and other similar types of events, provided that, such adjustment is permitted under Section 162(m) of the Code.

2016 Annual Cash Incentive Formula and Performance Goals:    The Compensation Committee approved the specific formula for the determination of the target annual cash incentive compensation for our executive officers pursuant to the Executive Incentive Plan with respect to the years ending December 31, 2016. Under the formulae approved by the Compensation Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s base salary as a target bonus to be paid based on pre-specified performance criteria. The target bonus award indicated below for Mr. Alan B. Miller is stipulated in his employment agreement dated July 24, 2013.

The following table shows each named executive officer’s target bonus as a percentage of his or her base salary for 2016. With respect to Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton, 100% of their annual incentive bonus for 2016 was determined using the corporate performance criteria, as described below. With respect to Ms. Osteen and Mr. Pember, 25% of their annual incentive bonus was based upon the achievement of the corporate performance criteria and 75% of their annual incentive bonus was based upon the achievement of the divisional income targets, as described below.

Name	Title	Target Incentive Bonus Award as a % of salary
Alan B. Miller	Chief Executive Officer and Chairman of the Board	100%
Marc D. Miller	President and Director	65%
Steve G. Filton	Executive Vice President and Chief Financial Officer	50%
Debra K. Osteen	Executive Vice President and President-Behavioral Health Division	50%
Marvin G. Pember	Executive Vice President and President-Acute Care Division	50%

As part of our peer company compensation review for executive officers as discussed above in Annual Base Salary, we also target the median (50th percentile) market rate from our healthcare peers and the broader general industry data when determining each officer’s target annual incentive. For 2016, our target annual incentive opportunities were assessed as being at or below the market 25th percentile. Actual cash incentive awards, however, appropriately vary from this targeted level based upon performance, consistent with our pay for performance philosophy, and are detailed in the Summary Compensation Table in this Proxy Statement. The Compensation Committee believes that the annual incentive opportunities offered to our named executive officers are appropriate to facilitate our ability to attract, retain, motivate and reward our named executive officers, and that actual incentive payouts appropriately reflect the Company’s performance.

Pursuant to the Plan and the formulae approved by the Compensation Committee, each executive officer is entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of adjusted net income per diluted share attributable to UHS, and; (ii) a specified range of target levels of return on capital (adjusted net income attributable to UHS divided by quarterly average net capital) for the years ending December 31, 2016. The adjusted net income per diluted share attributable to UHS generally excludes, among other things, the impact of the incentive income and incremental expenses incurred in connection with the implementation of electronic health records applications at our acute care hospitals as well as other amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. The 2016 Target of adjusted net income per diluted share attributable to UHS, which represented the approximate midpoint within the publicly disclosed range of our projected consolidated earnings per diluted share estimate for the year, was $7.35 per diluted share. The 2016 Return on Capital Target was 9.5%. On February 25, 2016, we publicly disclosed our 2016 estimated range of adjusted net income per diluted share attributable to UHS of $7.12 to $7.58. In October of 2016, based upon our actual operating results experienced during the first nine months of 2016, we publicly disclosed a slight revision to our previously disclosed estimated range of adjusted net income per diluted share attributable to UHS; however, our annual incentive performance targets were not impacted by these publicly disclosed revisions.

The divisional income targets consist of the projected aggregate pre-tax income for our Acute Care and Behavioral Health Services segments, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. The divisional income targets generally exclude, among other things, amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. The divisional income targets may be adjusted to include the impact of acquisitions or divestitures made during the year, if material.

For 2016, to the extent that the actual divisional results exceeded the targets, Ms. Osteen and Mr. Pember are entitled to 75% of the following (as applied to their annual base salary) as the portion of their annual bonus that is based upon divisional income targets: (i) 25% if actual results meet divisional income targets; (ii) 50% if actual results exceed divisional income targets by 5%; (iii) 75% if actual results exceed divisional income targets by 10%, and; (iv) 100% if actual results exceed divisional income targets by 15%.

On March 23, 2016, the Compensation Committee approved specific bonus formulae for the determination of annual incentive compensation for our named executive officers pursuant to the Executive Incentive Plan for the year ending December 31, 2016. Pursuant to the terms of the Executive Incentive Plan for 2016, our named executive officers were eligible to receive the applicable portion of their annual cash incentive (which were based on the corporate performance criteria) at various increments ranging from 0% of their bonus target award (based upon the achievement of a Target of adjusted net income per diluted share attributable to UHS of $6.68 or less, and Return on Capital of 8.5% or less) up to 250% of their annual cash incentive target award (based upon the achievement of a Target of adjusted net income per diluted share attributable to UHS of $8.02 or greater and Return on Capital of 10.3% or greater). Although the cash incentive formula in for 2016 was unchanged from 2015’s cash incentive formula, the Targets have been adjusted, as necessary, to correlate to the range of our estimated 2016 adjusted net income per diluted share attributable to UHS, as publicly disclosed on February 25, 2016.

In determining the corporate and divisional performance criteria, various factors are considered, including the projected revenue and earnings growth over the prior year. Since the value received by stockholders is measured, in large part, by an increase in stock price, which is in turn typically influenced by increases in revenues and earnings, our performance criteria are established at reasonably aggressive levels to encourage the attainment of our financial objectives which, if accomplished, may result in an increase to our stock price and increased value to stockholders. As mentioned above, the corporate performance criteria are established annually and the Target of adjusted net income per diluted share attributable to UHS directly correlates to our annual earnings guidance that is typically publicly disclosed by us during the first quarter of each year. The divisional performance criteria are also established annually and represent each division’s respective portion of the corporate performance criteria.

The actual cash incentives awarded for 2016 (which were based upon corporate performance criteria) were based upon the achievement of 85% of the target, as determined by the Compensation Committee in March 2017, based upon our 2016 actual operating results. During 2016, our adjusted net income per diluted share attributable to UHS was $7.32. This adjusted net income per diluted share attributable to UHS for 2016 was publicly disclosed and reconciled to our reported 2016 net income per diluted share attributable to UHS of $7.14, on the Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information, included with our earnings for the year ended December 31, 2016, as filed on Form 8-K on February 28, 2017. The Return on Capital was 9.2% for 2016, as compared to a target of 9.5%. The Return on Capital is calculated by dividing our annual adjusted net income attributable to UHS by the consolidated average net capital.

For 2016, Ms. Osteen’s divisional income target was $292 million. The divisional income target consists of the projected aggregate pre-tax income for our Behavioral Health Services segment, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. As applicable, the divisional income target was adjusted to include the impact of acquisitions or divestitures made during the year as well as other amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. The 2016 actual divisional income, as calculated, was $246 million. Since the actual divisional income was less than the divisional target income, Ms. Osteen was not entitled to the portion of her bonus that was based upon the achievement of the divisional income target.

For 2016, Mr. Pember’s divisional income/loss target was a loss of $28 million. The divisional income/loss target consists of the projected aggregate pre-tax income for our Acute Care Services segment, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. If applicable, the divisional income/loss target was adjusted for certain amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. The 2016 actual divisional income/loss, as calculated, was income of $4 million. Since the actual divisional income/loss compared favorably to the target by more than 15% (the $4 million of actual income was a 115% improvement over the $28 million target loss), Mr. Pember was entitled to 100% of the portion of his bonus (75%) that was based upon the achievement of the divisional income target.

The performance goals related to the Executive Incentive Plan, as outlined above, are generally based upon the achievement of our business plan financial objectives. Performance goals are established at reasonably aggressive levels to encourage and motivate executive performance and attainment of our financial objectives. At the time the Compensation Committee approved the Executive Incentive Plan for fiscal year 2016, we believed that the performance goals were attainable, but not certain. Since the achievement of the corporate performance criteria of 85% of target for 2016 contrasts with the 219% of target earned for 2015, we believe that our system demonstrates the variability and performance-oriented nature of payouts over time.

For a further description of the cash incentives and other elements of compensation granted to our named executive officer for 2016, 2015 and 2014, please refer to the Summary Compensation Table in this Proxy Statement.

Long-Term Incentives

The Compensation Committee believes that grant of equity-based, long-term compensation, primarily in the form of stock options and restricted shares, to our named executive officers is appropriate to attract and retain such individuals and to motivate them to enhance stockholder value.

Further, long-term incentive awards reward individuals for their performance and achievement of business goals. The Compensation Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards that may increase in value in conjunction with an increase in the value of our common stock.

As is the case with respect to base salaries, a number of factors are taken into account in calibrating grants of long-term incentive awards, including an individual’s performance in light of his or her position, responsibilities and contribution to our financial performance. In addition, the Compensation Committee takes into account an individual’s potential contribution to our growth and productivity. In determining appropriate long-term incentive grants, there is no other predetermined formula, factors or specified list of criteria that is followed.

For a description of the long-term incentive awards granted to our named executive officers for 2016, please read the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement.

Stock options.    Our Third Amended and Restated 2005 Stock Incentive Plan (the “Stock Incentive Plan”), as amended in 2008, 2011 and 2015, provides for the issuance of options to purchase shares of our Class B Common Stock at an exercise price equal to the fair market value on the date of grant. The Stock Incentive Plan is intended to provide a flexible vehicle through which we may offer equity based compensation incentives to our named executive officers and other eligible personnel in support of our compensation objectives.

Awards under the Stock Incentive Plan may be in the form of options to purchase shares of Class B Common Stock (including options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code and options which do not qualify as “incentive stock options”) and stock appreciation rights (“SARs”). Awards may be granted to our present or future employees, our affiliates and our directors and consultants who are not employees. To date, no SARs have been granted.

Typically, option awards are granted by the Compensation Committee on specific dates that are scheduled in advance, which generally coincide with regularly scheduled meetings of the Compensation Committee and the Board of Directors. There is no separate policy with respect to the timing of option awards to our named executive officers. Typically, option awards are granted to our named executive officers at the same time as option awards are granted to our other employees. In certain circumstances, such as new hires or promotions, option awards are granted separately by the Compensation Committee or our Chief Executive Officer and Chief Financial Officer who are duly authorized by the Compensation Committee.

Subject to the provisions of the Stock Incentive Plan, the Compensation Committee has the responsibility and full power and authority to select the persons to whom awards will be made, to prescribe the terms and conditions of each award and make amendments thereto, to construe, interpret and apply the provisions of the Stock Incentive Plan and of any agreement or other instrument evidencing an award and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Stock Incentive Plan.

Stock options have such vesting and other terms and conditions as the Compensation Committee, acting in its discretion, may determine. Generally, grants of stock options vest in equal amounts over four years and, unless otherwise determined, employees must be employed by us for such options to vest. We do not have any plan to select option grant dates for our named executive officers in coordination with the release of material non-public information. The exercise price per share of Class B Common Stock covered by an option may not be less than 100% of the fair market value of the underlying Class B Common Stock on the date of grant. For purposes of the Stock Incentive Plan, unless otherwise determined by the Compensation Committee, the fair market value of a share of Class B Common Stock as of any given date is the closing sale price per share reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Class B Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale was reported.

In March of 2016, Mr. Alan Miller made recommendations to our Compensation Committee with respect to stock option awards to our named executive officers (except for himself) and other eligible employees. The number of stock options awarded to each of our named executive officers during 2016 were as follows: Alan B. Miller (590,000); Marc D. Miller (100,000); Steve G. Filton (70,000); Debra K. Osteen (70,000); and; Marvin G. Pember (55,000). In determining the number of options to award to our named executive officers, the Compensation Committee considered Mr. Alan Miller’s recommendations and took into account individual performance in light of a named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her potential contribution to our growth and productivity. In addition, the Compensation Committee also reviewed and considered the compensation data and competitive performance data prepared by Pay Governance LLC in January 2016, including stock-based compensation, and reviewed historical company practices with respect to stock option and long-term incentive awards.

In determining the number of options to award to our named executive officers, the Compensation Committee considered Mr. Alan Miller’s recommendations and took into account individual performance in light of a named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her potential contribution to our growth and productivity. In addition, the Compensation Committee also reviewed and considered the compensation data and competitive performance data prepared by Pay Governance LLC in January 2017, including stock-based compensation, and reviewed historical company practices with respect to stock option and long-term incentive awards.

Restricted Stock Awards.    The Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan (the “Restricted Stock Plan”), which is administered by the Compensation Committee, provides for the grant of shares of our Class B Common Stock to eligible personnel for a purchase price equal to par value. Shares of our Class B Common Stock may be granted under the Restricted Stock Plan to any of our employees or consultants. Historically, our restricted grants have had a scheduled vesting period ranging from one to five years.

Vesting conditions on shares issued under the Restricted Stock Plan may consist of continuing employment for a specified period of time following the purchase date. Alternatively, or in addition, vesting may be tied to the satisfaction of specific performance objectives established by the Compensation Committee based upon any one or more of the business criteria used in determining the bonuses for our named executive officers, as mentioned above. We have the right to repurchase the shares for the same purchase price (par value) if specified vesting conditions are not met.

The Compensation Committee believes restricted stock awards, at times, can be effective in achieving our compensation objectives because it provides employees with a strong retention incentive and aligns the value of the award with our stock price performance. Additionally, cash dividends are paid on all outstanding awards of restricted stock as an additional element of compensation and to provide employees incentives to sustain or increase our performance. We do not have any plan to select restricted stock award grant dates for our named executive officers in coordination with the release of material non-public information. Mr. Alan Miller is entitled to an annual grant of restricted stock having a minimum value of $1.5 million pursuant to his Employment Agreement with the Company

Deferred Compensation

Our Deferred Compensation Plan, which is subject to the applicable provisions of Internal Revenue Code Section 409A, provides that eligible employees may elect to defer a portion of their base salary and bonus award into deferred compensation accounts that accrue earnings based upon the selection of available investment options. Under the Deferred Compensation Plan, an employee is deemed eligible if their base compensation for 2016 was $120,000 or higher and they are performing duties in a qualified position. The base compensation threshold is adjusted annually for cost-of-living increases. Pursuant to the terms of the Deferred Compensation Plan, the minimum annual amount that can be deferred is $2,000. Prior to January 1, 2016, no more than 25% of an employee’s base salary or 50% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Effective January 1, 2016, no more than 50% of an employee’s base salary or 95% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Employees may allocate a portion of their deferred compensation to be distributed in a lump sum or installments to begin at retirement or a scheduled distribution date. The available investment options consist of certain mutual funds which include: (i) conservative (e.g. money markets or bonds); (ii) moderately conservative (e.g. balanced funds), and; (iii) aggressive (e.g. domestic and international equity).

Our obligation to make payments of amounts credited to participants’ deferred compensation accounts is a general unsecured obligation. In addition, under the Deferred Compensation Plan, we may make discretionary contributions on behalf of an eligible employee. Since inception of the Deferred Compensation Plan, we have not made any discretionary contributions on behalf of employees. Three of our named executive officers deferred a portion of their base salary and/or bonus paid during 2016 to the Deferred Compensation Plan. The Compensation Committee believes that, by offering an alternative savings alternative for our named executive officers, the Deferred Compensation Plan supports our objectives to attract, retain and motivate talented personnel.

For a further description of the Deferred Compensation Plan, please refer to the Nonqualified Deferred Compensation table and the narrative discussion included in this Proxy Statement.

Retirement Benefits

Our retirement benefits consist of our Executive Retirement Income Plan and a 401(k) plan. These plans are designed in combination to provide an appropriate level of replacement income upon retirement. The Compensation Committee believes that these retirement benefits provide a balanced and competitive retirement program and support our objectives to attract, retain and motivate talented personnel.

Executive Retirement Income Plan.    In October 1993, the Board of Directors adopted the Executive Retirement Income Plan, which was closed to new participants effective January 1, 2015. Pursuant to the terms of this plan, certain management or other highly compensated employees, who had been previously designated as plan participants by our Board of Directors prior to December 31, 2014, and who had completed at least 10 years of active employment with us, may receive retirement income benefits. The monthly benefit is payable to a participant who retires after he or she reaches age 62 (applicable to participants added to the plan before 2008) or age 65 (applicable to participants added to the plan after January 1, 2008). The benefit is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of qualified years (not to exceed 10) of the participant’s employment with us. Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. If an employee ceases employment with us prior to the applicable retirement age, or an employee has not completed at least 10 years of active employment with us, no retirement income will be payable to the employee unless the Board of Directors determines otherwise. For a further description of the Executive Retirement Income Plan, please refer to the Pension Benefits Table included in this Proxy Statement.

401(k) Plan.    We maintain a 401(k) plan for all employees, including our named executive officers, as an additional source of retirement income. Pursuant to the 401(k) plan, in 2016, we made matching contributions (subject to highly compensated employee limits set by the Internal Revenue Code) to the 401(k) plan of approximately $45 million. All of the named executive officers participated in the 401(k) plan in 2016. Accordingly, we made matching contributions equal to $7,950 to the 401(k) plan for each of the participating named executives.

Benefits

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the hospital management industry.

Company Aircraft.    We have a partial ownership interest in a fixed wing aircraft that is available for business purpose use by members of our management team, including our named executive officers, and for personal use by Mr. Alan Miller, as stipulated in his employment agreement. When the aircraft is utilized for personal purposes by Mr. Alan Miller and/or his family members, the incremental costs incurred, including the regular hourly charges, variable fuel charges and associated fees and taxes, are directly reimbursed to us by Mr. Alan Miller and therefore no imputed amounts are included in the Summary Compensation Table.

Automobile.    Mr. Alan Miller utilizes his automobiles for both business and personal purposes. As partial reimbursement for his business-related usage, we paid 70% of the cost of a vehicle purchased in 2006 and Mr. Alan Miller paid the remainder. Included in the Summary Compensation Table in “All other compensation” for 2016, is $854 related maintenance and fuel costs paid by the Company deemed to be related to his personal vehicle use.

Reimbursement of Relocation Expenses.    In the normal course of business, in an effort to satisfy our staffing needs with high-quality personnel and/or support the career development of an employee by enabling them to assume a position of broader scope and complexity, we may need to place an executive in a position in a geographic location which differs from that in which the individual resides. The relocation benefits for our executives are patterned on standard industry practices and are competitive in design. The provisions for relocation benefits are the same for several of the top layers of management and consistently administered.

Included in the relocation benefits are reimbursements or direct payment to vendors for expenses that include items like a short duration house hunting trip, movement of household goods and personal items, short duration of interim living expenses and certain closing costs for the sale and purchase of a house. Relocation reimbursement that is taxable to the individual is typically grossed-up to cover the resulting incremental income tax expense. During 2016, we did not pay any relocation expenses on behalf of our named executive officers.

Other Perquisites.    From time to time, we make tickets to cultural and sporting events available to our employees, including our named executive officers, for business purposes. If not utilized for business purposes, the tickets are made available to our employees, including our named executive officers, for personal use.

Split-Dollar Life Insurance Agreements.    In December 2010, our Board of Directors approved the Company’s entering into supplemental life insurance plans and agreements on the lives of our chief executive officer (“CEO”) and his wife. As a result of these agreements, as amended in October 2016, based on actuarial tables and other assumptions, during the life expectancies of the insureds, we would pay approximately $28 million in premiums, and certain trusts owned by our CEO, would pay approximately $9 million in premiums. Based on the projected premiums mentioned above, and assuming the policies remain in effect until the death of the insureds, we will be entitled to receive death benefit proceeds of no less than approximately $37 million representing the $28 million of aggregate premiums paid by us as well as the $9 million of aggregate premiums paid by the trusts. In connection with these policies, we paid approximately $1.3 million in premium payments during each of 2016 and 2015.

Based on these projections, which are subject to the achievement of certain investment income and life expectancy assumptions, the total economic pre-tax cost to the Company (which includes the projected cost of capital net of the income resulting from the Company’s expected future receipt of the $9 million of premiums paid by the Trusts) would be approximately $10 million over the life expectancies of the insureds. We estimate that our share of the premium payments due on these policies will approximate $1.2 million in 2017 and decrease annually to approximately $200,000 over the life expectancies of the insureds. Our aggregate premium payments (as well as the Trust’s) are expected to be repaid to us utilizing the death benefit proceeds.

The Compensation Committee has determined to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive. In determining the total compensation payable to our named executive officers, for a given fiscal year, the Compensation Committee considers such fringe benefits and perquisites. However, with the exception of the above-mentioned split dollar life insurance agreements related to Mr. Alan B. Miller, given the fact that such other fringe benefits and perquisites, which are available to our named executive officers, represent a relatively insignificant portion of their total compensation, they do not materially influence the decisions made by the Compensation Committee with respect to other elements of each individual’s total compensation. For a further description of the fringe benefits and perquisites received by our named executive officers during 2016, please refer to the All Other Compensation table included in this Proxy Statement.

Rewards/Compensation Risk Analysis:    As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The review found that there were no excessive risks encouraged by the Company’s reward programs and the rewards programs do not produce payments that have a material impact on the financial performance of the organization. Approximately 500 employees (including the named executive officers) of our approximate 55,000 full-time employees (comprising approximately 1% of our full-time employees) have incentive plans that entitle those individuals to larger bonus awards if profitability increases. However, although the plans are based on profitability, the bonus awards for these employees are capped at specific award levels (typically at 125% or less of base salary). Therefore, should our profitability increase, even by significant amounts, we do not believe the additional aggregate bonus awards would have a material unfavorable impact on our future results of operations.

Tax Considerations

Our chief executive officer, our chief financial officer and the next three most highly compensated officers are referred to herein as the named executive officers. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our named executive officers with the exception of our chief financial officer. However, performance-based compensation that meets certain requirements is excluded from this $1 million limitation.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to us and to the named executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible.

The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The portion of Mr. Alan Miller’s 2016 base salary exceeding $1 million will not be deductible by virtue of Section 162(m) of the Code.

Summary

The foregoing discussion describes the compensation objectives and policies that were utilized with respect to our named executive officers during 2016. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robert H. Hotz

Lawrence S. Gibbs

John H. Herrell

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is composed of Robert H. Hotz, Lawrence S. Gibbs and John H. Herrell. All the members of the Compensation Committee are independent directors and no member has ever been one of our officers or employees or had a relationship with us that required disclosure.

SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information for our Chief Executive Officer, our Chief Financial Officer and the other most highly compensated executive officers for services rendered to UHS and its subsidiaries during the past three fiscal years. We refer to these officers collectively as our named executive officers:

Name and principal position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value Stock Awards (1.) ($)	Grant Date Fair Value Option Awards (2.) ($)	Non-Equity Incentive Plan Compensation (3.) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (4.) ($)	All other compen- sation (5.) ($)	Total ($)
Alan B. Miller, Chairman of the Board and Chief Executive Officer	2016	$1,600,061	$0	$1,500,069	$14,024,359	$1,360,053	$44,599	$1,338,607	$19,867,748
	2015	1,568,310	0	1,500,022	12,553,430	3,434,599	49,722	1,370,948	20,477,031
	2014	1,537,560	0	1,500,004	10,098,440	3,843,900	48,748	1,396,923	18,425,575
Marc D. Miller, President and Director	2016	$720,861	$0	$0	$2,377,010	$398,276	$30,819	$14,107	$3,541,073
	2015	695,027	$0	0	1,914,930	989,371	46,133	13,877	3,659,338
	2014	666,692	0	0	1,540,440	1,083,375	98,957	14,189	3,403,653
Steve G. Filton, Executive Vice President, Chief Financial Officer and Secretary	2016	$584,606	$0	$0	$1,663,907	$248,458	$18,688	$17,443	$2,533,102
	2015	566,022	0	0	1,489,390	619,794	29,305	17,443	2,721,954
	2014	546,321	0	0	1,198,120	682,901	32,993	17,293	2,477,628
Debra K. Osteen, Executive Vice President and President, Behavioral Health Division	2016	$638,025	$0	$0	$1,663,907	$67,790	$28,200	$17,114	$2,415,036
	2015	620,024	0	0	1,489,390	518,495	28,315	17,115	2,673,339
	2014	601,023	0	0	1,198,120	413,203	26,616	16,965	2,255,927
Marvin G. Pember, Executive Vice President and President, Acute Care Division	2016	$618,502	$0	$0	$1,307,356	$529,592	$0	$17,926	$2,473,376
	2015	599,210	0	0	1,063,850	613,441	0	17,697	2,294,198
	2014	581,823	0	0	855,800	618,187	0	17,547	2,073,357

(1.)	Represents the grant date fair value of award made during 2016, 2015 and 2014 under the 2010 Amended and Restated Employees’ Restricted Stock Purchase Plan (the “2010 Plan”). The 2016, 2015 and 2014 awards are scheduled to vest ratably over a four-year period. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

(2.)	Represents grant date fair value of $23.77 in 2016, $21.28 in 2015 and $17.12 in 2014 for awards made pursuant to our Amended and Restated 2005 Stock Incentive Plan. For the assumptions used for the fair value valuations, please refer to Note 5—Common Stock, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2016, 2015 and 2014.

(3.)	Reflects the dollar value of annual bonuses earned during each of the last three years pursuant to the terms of our Executive Incentive Plan as approved by our Compensation Committee on March 29, 2017 (for 2016), March 23, 2016 (for 2015) and March 18, 2015 (for 2014). As a percentage of each individual’s annual base salary, the bonus amounts earned were as follows: Alan B. Miller 85% in 2016, 219% in 2015 and 250% in 2014; Marc D. Miller 55% in 2016, 142% in 2015 and 163% in 2014; Steve G. Filton 43% in 2016, 110% in 2015 and 125% in 2014; Debra K. Osteen 11% in 2016, 84% in 2015 and 69% in 2014, and; Marvin G. Pember 86% in 2016, 102% in 2015 and 106% in 2014.

(4.)	These amounts represent the aggregate change in the present value that accrued for each named executive in 2016, 2015 and 2014 under the UHS Executive Retirement Plan. The amounts in this column do not reflect compensation deferrals pursuant to our Nonqualified Deferred Compensation Plan since there are no contributions or benefits provide by us in connection with the plan.

(5.)	Components of All Other Compensation are as follows:

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($) (1.)	Tax Reimbur- sements ($) (2.)	Insurance Premiums ($) (3.)	Company Contributions to Retirement and 401(k) Plans ($)	Dividends Paid on Unvested Stock	Total ($)
Alan B. Miller	2016	$46,986	$0	$1,271,403	$7,950	$12,268	$1,338,607
	2015	46,391	0	1,306,534	7,950	10,073	1,370,948
	2014	45,004	0	1,334,303	7,800	9,816	1,396,923

Marc D. Miller	2016	$460	$0	$5,697	$7,950	$0	$14,107
	2015	230	0	5,697	7,950	0	13,877
	2014	692	0	5,697	7,800	0	14,189

Steve G. Filton	2016	$0	$0	$9,493	$7,950	$0	$17,443
	2015	0	0	9,493	7,950	0	17,443
	2014	0	0	9,493	7,800	0	17,293

Debra K. Osteen	2016	$0	$0	$9,165	$7,950	$0	$17,115
	2015	0	0	9,165	7,950	0	17,115
	2014	0	0	9,165	7,800	0	16,965

Marvin G. Pember	2016	$1,130	$0	$8,847	$7,950	$0	$17,927
	2015	900	0	8,847	7,950	0	17,697
	2014	900	0	8,847	7,800	0	17,547

(1.)	2016:

Amount for Mr. Alan Miller consists of the following: (i) $25,000 for professional tax services; (ii) $14,990 for payment of country club dues; (iii) $2,642 for accounting services; (iv) $2,740 for maintenance on personal residence; (v) $854 for fuel and maintenance charges incurred in connection with his automobile; (vi) $300 wireless stipend, and; (vii) $460 for sporting event tickets paid for by us.

Amount for Mr. Marc D. Miller consists of $460 for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of: (i) $900 cell phone stipend, and; (ii) $230 for sporting event tickets paid for by us.

2015:

Amount for Mr. Alan Miller consists of the following: (i) $25,000 for professional tax services; (ii) $13,846 for payment of country club dues; (iii) $2,548 for accounting services; (iv) $2,707 for maintenance on personal residence; (v) $1,530 for fuel and maintenance charges incurred in connection with his automobile; (vi) $300 wireless stipend, and; (vii) $460 for sporting event tickets paid for by us.

Amount for Mr. Marc D. Miller consists of $230 for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of a $900 cell phone stipend.

2014:

Amount for Mr. Alan Miller consists of the following: (i) $25,000 for professional tax services; (ii) $14,075 for payment of country club dues; (iii) $2,686 for accounting services; (iv) $2,545 for maintenance on personal residence; (v) $167 for fuel and maintenance charges incurred in connection with his automobile; (vi) $300 wireless stipend, and; (vii) $231 for sporting event tickets paid for by us.

Amount for Mr. Marc D. Miller consists of $692 for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of a $900 cell phone stipend.

(2.)	There were no reimbursements for taxes during 2016, 2015 or 2014.

(3.)	Amounts for Messrs. Marc. D. Miller, Steve G. Filton and Marvin G. Pember and Ms. Osteen consist of premiums paid in connection with long term disability coverage.

Amounts for Mr. Alan B. Miller consist of: (i) $1,259,578 in 2016, $1,294,709 in 2015 and $1,322,392 in 2014, of premium payments made in connection with split-dollar-life insurance agreements, as discussed in Split Dollar Life Insurance Agreement, included herein, and; (ii) $11,825 in each of 2016 and 2015, and $11,911 in 2014 of premiums paid in connection with long term disability coverage.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during fiscal year 2016 to our named executive officers.

Name	Approval / Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1.)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3.) (#)	All Other Option Awards: Number of Securities Underlying Options (4.) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5.) ($)	Closing Price on Grant Date ($ / Sh)
		Threshold ($) (2.)	Target ($) (2.)	Maximum ($) (2.)	Threshold ($)	Target ($)	Maximum ($)
Alan B. Miller	3/23/2016	$80,003	$1,600,061	$4,000,153
	3/23/2016							12,646			$1,500,069	$118.62
	3/23/2016							—	590,000	$118.62	$14,024,359	$118.62

Marc D. Miller	3/23/2016	$23,428	$468,560	$1,171,399
	3/23/2016							—	100,000	$118.62	$2,377,010	$118.62

Steve G. Filton	3/23/2016	$14,615	$292,303	$730,758
	3/23/2016							—	70,000	$118.62	$1,663,907	$118.62

Debra K. Osteen	3/23/2016	$3,988	$199,383	$677,902
	3/23/2016							—	70,000	$118.62	$1,663,907	$118.62

Marvin G. Pember	3/23/2016	$3,866	$193,282	$657,158
	3/23/2016							—	55,000	$118.62	$1,307,356	$118.62

(1.)	Pursuant to the Executive Incentive Plan and the formula approved by the Compensation Committee, each named executive officer is entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on our achievement of certain corporate and divisional performance criteria. As discussed in the Compensation Discussion and Analysis, with respect to Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton, 100% of their 2016 annual incentive bonus was determined using certain corporate performance criteria, and with respect to Ms. Osteen and Mr. Pember, their 2016 annual incentive bonus was determined utilizing: (i) 25% of their annual salary based upon the achievement of certain corporate performance criteria, and; (ii) 75% of their annual salary based upon the achievement of certain divisional income targets.

(2.)	Estimates calculated based upon 2016 salaries.

(3.)	Restricted shares of Class B Common Stock issued under the Company’s Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan.

(4.)	Stock option awards issued on March 23, 2016 were issued under our Third Amended and Restated 2005 Stock Incentive Plan.

(5.)	Represents the full grant date fair value for the stock awards and option awards, calculated in accordance with ASC 718 as described in our Form 10-K for the year ended December 31, 2016.

Chief Executive Officer Employment Agreement

As discussed in the Compensation Discussion and Analysis, unlike our other named executive officers, Mr. Alan Miller’s compensation is determined in large part by the terms of his employment agreement. Mr. Miller’s base salary, minimum annual bonus and certain perquisites are determined under his employment agreement. On July 24, 2013, we entered into an employment agreement with Alan B. Miller (effective July 1, 2013) that provides that Mr. Miller will continue to serve as Chief Executive Officer and Chairman of our Board of Directors through December 31, 2017, and subject further to automatic annual renewal unless either party elects otherwise. Mr. Miller’s employment agreement was automatically renewed for one year through December 31, 2018.

Mr. Alan Miller participates in benefit plans and programs that are made available to other employees and he receives certain executive perquisites, including, but not limited to, split dollar life insurance benefits, payment of certain automobile costs, payment of country club dues, tax and accounting services, use of a private plane for personal purposes for up to 60 hours per year, subject to reimbursement by Mr. Alan Miller of the incremental costs incurred at market rates, and such other fringe benefits as the Compensation Committee of our Board of Directors may determine (as discussed in the Compensation Discussion and Analysis).

Mr. Alan Miller’s salary as our Chief Executive Officer will be $1,635,000 for 2017 which is a 2.2% increase over his 2016 salary. Mr. Miller is also entitled to an annual bonus opportunity target equal to 100% of his salary. The amount of the annual bonus for any year may be more or less than the target amount and will be determined by the Board of Directors in accordance with pre-established performance measures.

In addition to the stock options and/or restricted stock granted to Mr. Alan Miller during the years discussed above in the Compensation Discussion and Analysis-Restricted Stock Awards and Stock Options, he was also eligible to receive awards under our long-term incentive plan(s), including shares of restricted stock.

For a further description of the employment agreement, please refer to the Potential Payments Upon Termination or Change-in-Control section below. For a further description of the compensation setting process with respect to Mr. Miller, please refer to the Compensation Discussion and Analysis section above.

Chief Executive Officer Restricted Stock Grants in 2016 and 2015

Pursuant to Mr. Alan Miller’s employment agreement, in March of 2016 and 2015, as indicated below, the Compensation Committee approved the issuance of restricted shares of our Class B Common Stock to Mr. Alan Miller pursuant to the Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan. The restricted shares issued in March, 2016 and 2015 each had a market value of $1.5 million on the date of grant. Each of these restricted stock grants have a vesting schedule of 25% on each of the first, second, third and fourth anniversaries of the grant date. The forfeiture of these shares prior to the vesting dates are determined pursuant to the terms set forth in the Restricted Stock Purchase Agreement. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

•	12,646 restricted shares of our Class B Common Stock issued on March 23, 2016 (grant date market value of $118.62 per share).

•	12,789 restricted shares of our Class B Common Stock issued on March 18, 2015 ((grant date market value of $117.29 per share).

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2016.

Name	Option Awards (1.)					Stock Awards (2.)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3.)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Alan B. Miller						31,833	$3,386,395	0	0
	442,500	147,500	0	$53.38	01/15/2018	0	0	0	0
	295,000	295,000	0	$78.17	03/25/2019	0	0	0	0
	147,500	442,500	0	$117.29	03/17/2020	0	0	0	0
	0	590,000	0	$118.62	03/22/2021	0	0	0	0

Marc D. Miller	67,500	22,500	0	$53.38	01/15/2018	0	0	0	0
	45,000	45,000	0	$78.17	03/25/2019	0	0	0	0
	22,500	67,500	0	$117.29	03/17/2020	0	0	0	0
	0	100,000	0	$118.62	03/22/2021	0	0	0	0

Steve G. Filton	52,500	17,500	0	$53.38	01/15/2018	0	0	0	0
	35,000	35,000	0	$78.17	03/25/2019	0	0	0	0
	17,500	52,500	0	$117.29	03/17/2020	0	0	0	0
	0	70,000	0	$118.62	03/22/2021	0	0	0	0

Debra K. Osteen	0	17,500	0	$53.38	01/15/2018	0	0	0	0
	35,000	35,000	0	$78.17	03/25/2019	0	0	0	0
	17,500	52,500	0	$117.29	03/17/2020	0	0	0	0
	0	70,000	0	$118.62	03/22/2021	0	0	0	0

Marvin G. Pember	25,000	12,500	0	$53.38	01/15/2018	0	0	0	0
	25,000	25,000	0	$78.17	03/25/2019	0	0	0	0
	12,500	37,500	0	$117.29	03/17/2020	0	0	0	0
	0	55,000	0	$118.62	03/22/2021	0	0	0	0

1.	Stock option awards. All of the stock options are scheduled to vest ratably on the first, second, third and fourth anniversary dates from the date of grant. The applicable grant dates for the options indicated above are set forth below:

•	On January 16, 2013, stock options were granted with an exercise price of $53.38.

•	On March 26, 2014, stock options were granted with an exercise price of $78.17.

•	On March 18, 2015, stock options were granted with an exercise price of $117.29

•	On March 23, 2016, stock options were granted with an exercise price of $118.62

2.	Restricted Stock Awards. The outstanding restricted stock awards for Mr. Alan B. Miller are scheduled to vest as follows:

•

3,197 shares on March 18, 2017; 3,161 shares on March 23, 2017; 4,797 shares on March 26, 2017; 3,197 shares on March 18, 2018; 3,162 shares on March 23, 2018; 4,798 shares on March 26, 2018; 3,198 on March 18, 2019; 3,161 shares on March 23, 2019, and; 3,162 on March 23, 2020.

3.	Based on the closing sale price of the Class B Common Stock on the New York Stock Exchange on December 31, 2016 of $106.38 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2016:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#) (1.)	Value Realized on Vesting ($)
Alan B. Miller	590,000		$46,067,600	3,197	$372,930
				4,797	$565,614

Marc D. Miller	67,500		$6,062,900

Steve G. Filton	70,000		$6,841,800

Debra K. Osteen	17,500		$1,729,700
	52,500		$4,378,150

Marvin Pember	15,000 25,000	$ $	1,488,750 2,510,500

(1.)	Restricted stock vested as follows:

•	On March 18, 2016, 3,197 shares of restricted stock vested for Mr. Alan B Miller.

•	On March 26, 2016, 4,797 shares of restricted stock vested for Mr. Alan B Miller.

PENSION BENEFITS

The following table provides information about pension benefits pursuant to our Executive Retirement Plan for our named executive officers.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1.)	Payments During Last Fiscal Year ($)
Alan B. Miller	38	$2,094,997	0
Marc D. Miller	22	$804,793	0
Steve G. Filton	31	$740,288	0
Debra K. Osteen	32	$827,626	0
Marvin G. Pember	N/A	$0	0

(1.)	4% discount rate applied.

In October 1993, the Board of Directors adopted the Executive Retirement Income Plan, which was closed to new participants effective January 1, 2015. Pursuant to the terms of this plan, certain management or other highly compensated employees, who had been previously designated as plan participants by our Board of Directors prior to December 31, 2014, and who had completed at least 10 years of active employment with us, may receive retirement income benefits. The monthly benefit is payable to a participant who retires after he or she reaches age 62 (applicable to participants added to the plan before 2008) or age 65 (applicable to participants added to the plan after January 1, 2008). The benefit is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of qualified years (not to exceed 10) of the participant’s employment with us.

Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. Under certain circumstances, the participant may be entitled to elect to receive the present value of the payments in one lump sum or receive payments over a period of 10 years. If an employee ceases employment with us prior to the applicable retirement age, or an employee has not completed at least 10 years of active employment with us, no retirement income will be payable to the employee unless the Board of Directors determines otherwise.

For Mr. Alan Miller the aggregate benefit payable (for the 60 months in which the participant receives benefits) assuming retirement as of December 31, 2016 amounted to approximately $2.4 million. As of December 31, 2016, the projected aggregate benefit payable for each of Marc D. Miller, Steve G. Filton and Debra K. Osteen were approximately $1.7 million, $914,000, $930,000, respectively, based upon the following assumptions: (i) each participant will retire at the age of 62, and; (ii) annual salary increases of 3% are provided until the age of 62 is attained.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information about our Deferred Compensation Plan for our named executive officers.

Name	Executive Contributions in Last Fiscal Year ($) (1.)	Registrant Contributions in Last Fiscal Year ($) (2.)	Aggregate Earnings in Last Fiscal Year ($) (2.)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)
Alan B. Miller	$25,000	$0	$72,959	$0	$1,535,711
Marc D. Miller	$2,000	$0	$6,020	$0	$54,699
Steve G. Filton	$0	$0	$0	$0	$0
Debra K. Osteen	$0	$0	$0	$0	$0
Marvin G. Pember	$454,720	$0	$30,859	$0	$972,767

(1.)	Amounts included in “salary” in the Summary Compensation Table.

(2.)	Amounts shown are not reported as compensation in the Summary Compensation Table.

Deferred Compensation

Our Deferred Compensation Plan, which is subject to the applicable provisions of Internal Revenue Code Section 409A provides that eligible employees may elect to convert and defer a portion of their base salary and bonus award into investment options in lieu of receiving cash. Under the Deferred Compensation Plan, an employee is deemed eligible if their base compensation for 2016 was $120,000 or higher and they are performing duties in a qualified position. The base compensation threshold is adjusted annually for cost-of-living increases.

Pursuant to the terms of the Deferred Compensation Plan, the minimum annual amount that can be deferred is $2,000. Prior to January 1, 2016, no more than 25% of an employee’s base salary or 50% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Effective January 1, 2016, no more than 50% of an employee’s base salary or 95% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Employees may allocate a portion of their deferred compensation to be distributed in a lump sum or installments to begin at retirement or a scheduled distribution date. The available investment options consist of certain mutual funds which include: (i) conservative (e.g. money markets or bonds); (ii) moderately conservative (e.g. balanced funds), and; (iii) aggressive (e.g. domestic and international equity). Our obligation to make payments of amounts credited to participants’ deferred compensation accounts is a general unsecured obligation. In addition, under the Deferred Compensation Plan, we may make discretionary contributions on behalf of an eligible employee. Since inception of the Deferred Compensation Plan, we have not made any discretionary contributions on behalf of employees.

Our obligations under the Deferred Compensation Plan in connection with an employee’s retirement account are payable, beginning at retirement at age 55 and 10 years of service for deferrals made prior to January 1, 2016, and age 55 and 5 years of service for deferrals made on or after January 1, 2016, in equal installments over a ten year period; except that an employee may make a distribution election to receive the balance of the participant’s retirement account in either a single lump sum or equal annual or less frequent installments over a period not to exceed ten years. For deferrals made on or after January 1, 2016, an employee may elect to defer the retirement distribution to begin one year following retirement. An employee will receive a lump sum distribution as a result of termination of employment other than for retirement, death or disability. An employee may change his distribution elections by making new distribution elections at least 12 months prior to the date on which such payment was otherwise scheduled to be made and must be delayed until a date that is at least five years after the date the distribution was previously scheduled to begin.

Our obligations under the Deferred Compensation Plan in connection with an employee’s scheduled distribution are payable in a lump sum or installments of two to ten years, commencing on the date indicated by the employee. If the employee’s employment is terminated prior to the distribution of obligations in accordance with a scheduled distribution then the amounts credited to such accounts will be transferred to the employee’s retirement account and distributed in accordance with the employee’s distribution election for that account.

If an employee experiences a financial hardship that is the result of an “unforeseeable emergency,” as defined under the Deferred Compensation Plan, he or she may apply to the administrator of the Deferred Compensation Plan for an emergency withdrawal against his or her accounts. Such an emergency withdrawal may be allowed at the discretion of the administrator, in which case the employee’s account will be reduced accordingly.

Executive Retirement Income Plan

For a description of the Executive Retirement Income Plan and potential payments thereunder, please refer to the Pension Benefits Table and the related narrative discussion included in this Proxy Statement.

Split-Dollar Life Insurance Agreements:

See Split-Dollar Life Insurance Agreements as included above in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

Mr. Alan Miller’s employment agreement dated July 24, 2013, provides that Mr. Alan Miller will continue to serve as Chief Executive Officer and Chairman of our Board of Directors through December 31, 2017, and subject further to automatic annual renewal unless either party elects otherwise. Mr. Alan Miller’s agreement was automatically renewed for one year through December 31, 2018. The agreement also contemplates that Mr. Alan Miller will remain as Executive Chairman of our Board of Directors during the term of his CEO employment. The employment agreement also contains customary non-disparagement, non-solicitation and non-competition provisions.

In general, Mr. Alan Miller’s long-term incentive awards granted pursuant to his employment agreement will become fully vested upon termination of his employment other than by us for “cause” or voluntarily by Mr. Alan Miller before the end of the applicable term (under circumstances not involving a breach of the employment agreement by us).

If Mr. Alan Miller’s employment is terminated for “cause”, as defined in the employment agreement, he will be entitled to any benefits payable to or earned by Mr. Miller with respect to any period of his employment or other service prior to the date of such discharge.

If Mr. Alan Miller’s employment as Chief Executive Officer is terminated due to his disability, Mr. Alan Miller shall be paid a pro rata portion of the annual bonus which would otherwise have been payable for the year in which his employment terminates, plus an amount equal to one-half of Mr. Alan Miller’s base salary, payable in twelve equal monthly installments. If Mr. Alan Miller’s employment or service terminates due to his death, Mr. Alan Miller’s beneficiary shall receive a pro rata portion of the annual bonus which would otherwise have been payable to Mr. Alan Miller for the year of his death.

If Mr. Miller terminates his employment or other service under the employment agreement because of a material change in the duties of his office or any other breach by us of our obligations, or in the event of the termination of Mr. Alan Miller’s employment by us without cause or otherwise in breach of the employment agreement, Mr. Alan Miller will generally continue to receive all of the cash compensation, benefits and minimum long term incentive compensation set forth in the employment agreement as if his employment or service had not terminated, and the vesting of his long-term incentive plan awards will accelerate.

The following table provides quantitative disclosure of the estimated payments that would be made to Mr. Alan Miller under his employment agreement as of December 31, 2016, the last business day of our fiscal 2016, assuming that the employment agreement would have been in effect at that time:

	Cash Severance Payment ($)		Perquisites/ Benefits ($)		Vesting Acceleration of Previously Granted Stock Based Awards ($) (e.)	Continuation of Restricted Stock Awards ($)		Total Termination Benefits ($)
Alan B. Miller
Termination by Us for “Cause”	$0		$0		$0	$0		$0
Termination Due to Mr. Alan Miller’s Disability	$1,635,000	(a.)	$0		$33,825,498	$0		$35,460,498
Termination Due to Mr. Alan Miller’s Death	$0		$0		$33,825,498	$0		$33,825,498
Termination by Mr. Alan Miller for “Breach by the Company” or Termination by the Company Without Cause	$6,605,400	(b.)	$2,553,954	(c.)	$33,825,498	$3,000,000	(d.)	$45,984,852

(a.)	Based upon 50% of the targeted 2017 non-equity incentive plan bonus award and 50% (6 months) of Mr. Alan Miller’s 2017 base salary.

(b.)	Assumes (i) continuation of all cash compensation through 2018 (automatic annual renewal termination date); (ii) annual base salary increase of 2.0% through 2018, and; (iii) an annual bonus award equal to 100% of his estimated base salary through 2018, which assumes the achievement of the bonus opportunity target set forth under Mr. Alan Miller’s employment agreement.

(c.)	Assumes (i) continuation of all entitled perquisites through 2018; (ii) continuation of insurance premiums in connection with long-term disability, our 401(k) match and charges all of which were based upon the actual 2016 amounts. Additionally, assumes premiums due in connection with split-dollar life insurance agreements through 2018. Please see the Summary Compensation and the All Other Compensation table included herein.

(d.)	Assumes continuation of minimum long-term incentive compensation through 2018.

(e.)	Represents grant date fair value of unvested awards as of December 31, 2016. The full grant date fair values of these awards were also included in the Summary Compensation Table in the year of original grant.

2016 DIRECTOR COMPENSATION

The following table provides information concerning the compensation of our Non-Employee Directors for 2016.

Name	Fees Earned or Paid in Cash ($)	Grant Date Fair Value Stock Awards (1.) ($)	Grant Date Fair Value Option Awards (2.) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Lawrence S. Gibbs	$55,500	$0	$356,551	$0	$0	$412,051
John H. Herrell	$64,000	$0	$356,551	$0	$0	$420,551
Robert H. Hotz	$65,500	$0	$356,551	$0	$0	$422,051
Eileen C. McDonnell	$53,500	$0	$356,551	$0	$0	$410,051
Anthony Pantaleoni	$40,000	$0	$356,551	$0	$0	$396,551

(1.)	There were no restricted stock awards made to our non-employee directors during 2016.

(2.)	Each non-employee director received 15,000 stock options on March 23, 2016, which had a grant date fair value of $356,551 or $23.77 per share.

As of December 31, 2016 the following stock options were outstanding for each director:

Lawrence S. Gibbs	45,000
John H. Herrell	41,250
Robert H. Hotz	48,750
Eileen C. McDonnell	37,500
Anthony Pantaleoni	37,500

2016 Cash Compensation.    During 2016, all active non-employee directors received an annual retainer of $40,000 for service on the Board of Directors. Additionally, during 2016, John H. Herrell, Chairperson of the Audit Committee received an annual retainer of $10,000 for his services in that capacity and Eileen C. McDonnell, Lawrence S. Gibbs and Robert H. Hotz, members of the Audit Committee, each received an annual retainer of $2,500. Also during 2016, Robert H. Hotz, received $5,000 for his services as Chairperson of the Compensation Committee and an additional $5,000 for his services as Chairperson of the Nominating & Governance Committee. Each non-employee director also was paid a $1,000 meeting fee for participation in each committee meeting in excess of 30 minutes. Meeting fees paid during 2016 were as follows: Robert H. Hotz was paid $13,000, Eileen C. McDonnell was paid $11,000, John H. Herrell was paid $14,000, Lawrence S. Gibbs was paid $13,000 and Anthony Pantaleoni was not paid for any meeting fees during 2016.

2016 Stock Option Awards.    On March 23, 2016, all non-employee directors received an option to purchase 15,000 shares of our Class B Common Stock at an exercise price of $118.62 per share. These options have a fair value of $23.77 per share. These stock options were granted under our Third Amended and Restated 2005 Stock Incentive Plan, vest ratably over four years and expire on the fifth anniversary of the grant date.

2017 Cash Compensation and Stock Option Awards.    During 2017, we anticipate that all active non-employee directors will receive an annual retainer of $65,000 for service on the Board of Directors. Meeting fees and retainer fees for the chairman and members of the various committees of the Board of Directors are unchanged from 2016. All retainers and meeting fees will be paid in cash. In addition, on March 29, 2017, all non-employee directors received an option to purchase 10,000 shares of our Class B Common Stock at an exercise price of $124.56 per share. These stock options are scheduled to vest ratably over four years and expire on the fifth anniversary of the grant date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.

Based upon a review of the copies of such reports furnished to us during fiscal year 2016 and written representations from our executive officers and directors, we believe that during the 2016 fiscal year, the officers, directors and holders of more than 10% of our Common Stock complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Alan B. Miller is the Chairman of our Board of Directors and our Chief Executive Officer. Alan B. Miller also serves as Chairman of the Board of Trustees, Chief Executive Officer and President of Universal Health Realty Income Trust (“UHT”), a publicly traded real estate investment trust which commenced operations in 1986. The Company acts as advisor to UHT pursuant to the terms of an annually renewable advisory agreement and also leases the real property of certain of its facilities from UHT.

Marc D. Miller is a member of our Board of Directors and President of the Company. Marc D. Miller is the son of Alan B. Miller, the Chairman of our Board of Directors and our Chief Executive Officer. Marc D. Miller is a named executive officer and therefore the salary and other compensation arrangements between us and Marc D. Miller are disclosed and described throughout this Proxy Statement. Additionally, Marc D. Miller serves as a member of the Board of Trustees of UHT, and also serves as a member of the Board of Directors of Premier, Inc., a healthcare performance improvement alliance which contracts with the Company pursuant to a group purchasing agreement. All fees earned by Marc D. Miller in his capacity as a Board member of Premier, Inc. are paid to the Company.

Anthony Pantaleoni, a member of our Board of Directors and a member of the Executive Committee, is Of Counsel to Norton Rose Fulbright US LLP, the law firm we use as outside corporate counsel. This law firm also provides personal legal services to Alan B. Miller, our Chief Executive Officer. Mr. Pantaleoni is also the trustee of certain trusts for the benefit of Alan B. Miller and his family.

Pursuant to our Code of Business Conduct and Corporate Standards, all employees, officers and directors of the Company and its subsidiaries are prohibited from engaging in any relationship or financial interest which is a conflict of interest with, or which interferes or has the potential to interfere with, the interests of the Company or any of its subsidiaries or facilities. In addition, all employees, officers and directors of the Company and its subsidiaries are required to disclose to our chief compliance officer any financial interest or ownership interest or any other relationship that he or she (or a member of his or her immediate family) has with customers, vendors, or competitors of the Company or any of its subsidiaries or facilities. James Caponi is currently our Chief Compliance Officer.

All employees, officers and directors of the Company and its subsidiaries are prohibited from entering into a related party transaction with the Company without the prior approval of our chief compliance officer. Any request for the Company to enter into a transaction with an employee, officer or director or any of such persons’ immediate family members must first be presented to our chief compliance officer for review, consideration and approval. In approving or rejecting the proposed agreement, our chief compliance officer will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Our chief compliance officer shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by our chief compliance officer.

Except as otherwise disclosed in this Proxy Statement, since the beginning of the Company’s last fiscal year, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any employee, executive officer or director, holder of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Please see “Corporate Governance—Director Independence” for additional information on the independence of our directors

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has affirmatively determined that four of its seven current members (John H. Herrell, Robert H. Hotz, Lawrence S. Gibbs and Eileen C. McDonnell) are independent directors under the applicable rules and regulations of the SEC and the New York Stock Exchange listing standards.

In determining independence, the Board of Directors affirmatively determines each year whether directors have any material relationship with us. When assessing the materiality of a director’s relationship with us, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from the standpoint of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Directors has concluded that no material relationship exists between us and any of our independent directors, other than each such person’s position as one of our directors.

We are eligible to be treated as a controlled company under New York Stock Exchange Rule 303A due to the fact that the family of Alan B. Miller holds more than 95% of the shares of Class A and Class C Common Stock, which is entitled to elect 80% of the entire Board of Directors and constitutes more than 50% of our aggregate voting power. New York Stock Exchange Rule 303A states that a controlled company need not have a majority of independent directors on its board or have nominating/corporate governance and compensation committees composed entirely of independent directors. We have elected to avail ourselves of a limited aspect of the Rule 303A exemption, determining that the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company. We currently intend to have a majority of independent directors on our Board of Directors and all independent directors on our Audit Committee, Compensation Committee and Nominating & Governance Committee.

Meetings of the Board of Directors

Regular meetings of the Board of Directors are generally held every other month, while special meetings are called when necessary. Before each Board of Directors or committee meeting, directors are furnished with an agenda and background materials relating to matters to be discussed. During 2016, there were six regular meetings of the Board of Directors and one special meeting. All directors participated in each of the meetings of the Board of Directors and all or substantially all of meetings held by the respective committees on which they served, if applicable. Directors are expected to attend the Annual Meeting of Stockholders. All of our directors attended the 2016 Annual Meeting of Stockholders.

Our Corporate Governance Guidelines provide that the Board of Directors shall hold, in accordance with a schedule determined by the Nominating & Governance Committee of the Board of Directors, executive sessions where non-management directors (i.e., directors who are not our officers, but who do not otherwise have to qualify as “independent directors”) meet without management participation (except as otherwise specifically requested by the non-management directors). John H. Herrell presides over the executive sessions of the non-management directors. Interested parties may communicate directly and confidentially with the presiding director or with the non-management directors of the Board of Directors as a group by writing to that person or group at Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406.

Board Leadership Structure and Board of Directors

Mr. Alan B. Miller serves as both the Company’s Chairman of the Board and Chief Executive Officer. John H. Herrell is the Lead Independent Director who presides over the executive sessions of the non-management directors. The Company believes this structure allows all of the non-management directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board’s oversight responsibilities.

The specific experience, qualifications, attributes or skills that led to the conclusion that each Director should serve as a Director of the Company, in light of the Company’s business and structure, are as follows:

Alan B. Miller has been a Director of the Company since 1978. Mr. Alan Miller has been the Company’s Chairman of the Board and Chief Executive Officer since 1978, when he founded the Company. Prior thereto, he was President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Mr. Alan Miller currently serves as Chairman of the Board of Trustees, Chief Executive Officer and President of Universal Health Realty Income Trust. He was formerly a Director of Penn Mutual Life Insurance Company from 1994 until February 2013. Mr. Alan Miller oversees all of the Company’s businesses, its operations, development and overall strategy. As a result of his many years of service, Mr. Alan B. Miller provides expertise on the hospital management industry.

Marc D. Miller has been a Director of the Company since 2006 and was appointed President of the Company in May 2009. Previously he has served in various management positions including: Senior Vice President and Co-Head of our Acute Care Division (2007-2009); Vice President, Acute Care Division (2004-2007), and; Assistant Vice President and Group Director of the Acute Care Division, Eastern Region (2003-2004). He has also served in other management positions at various acute care hospitals from 1999 to 2003. Additionally, Mr. Marc D. Miller serves as a member of the Board of Trustees of Universal Health Realty Income Trust and as a member of the Board of Directors of Premier, Inc. Mr. Marc D. Miller provides expertise on the hospital management industry.

Anthony Pantaleoni has been a Director of the Company since 1982. He is Of Counsel to the law firm of Norton Rose Fulbright US LLP and he was a partner from 1970 to 2000. His corporate representation has involved a variety of complex transactions, including mergers, acquisitions, joint ventures, leveraged buyouts, exchange offers and corporate restructurings. Additionally, he has had substantial experience in public offerings and private placements of securities, having represented both issuers and investment banking firms in these transactions. Clients represented by Mr. Pantaleoni have included a wide variety of companies, such as a supplier of products that analyze medical health costs. Mr. Pantaleoni provides expertise on legal matters.

Robert H. Hotz has been a Director of the Company since 1991. He is Senior Managing Director, Global Co-Head of Corporate Finance and Vice Chairman of Houlihan Lokey Howard & Zukin. He previously served as a member of the Board of Directors of Houlihan Lokey Howard & Zukin from 2002-2015. He has also been a member of the Operating Committee of Houlihan Lokey Howard & Zukin since June 2002. Mr. Hotz previously served as Chairman of the Board of Directors of Pep Boys—Manny, Moe & Jack, and was former Senior Vice Chairman, Investment Banking for the Americas, of UBS LLC. Mr. Hotz provides expertise on financial and strategic advisory matters.

John H. Herrell has been a Director of the Company since 1993. He was the former Chief Administrative Officer of the Mayo Foundation from 1993 through 2002. Mr. Herrell was the Chief Financial Officer of the Mayo Foundation from 1984 until 1993 and held various other capacities since 1968. Mr. Herrell provides expertise on health care companies and financial matters.

Lawrence S. Gibbs has been a Director of the Company since 2011. He has been a Portfolio Manager at Ramius LLC since January 2017. Previously, Mr. Gibbs was a Managing Partner at Cannonball Trading, LLC from July 2014 to December 2016; and was a Portfolio Manager at Ramius LLC from March 2010 to July 2014. Mr. Gibbs provides expertise on corporate finance and investment matters

Eileen C. McDonnell was appointed a Director of the Company in April 2013. Ms. McDonnell currently serves as Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company since her appointment in February 2011. She joined Penn Mutual in 2008 and previously served as President of the company. Ms. McDonnell was also appointed to The Penn Mutual Board of Trustees in 2010. Before joining Penn Mutual, Ms. McDonnell founded ExecMPower, a strategic planning and executive coaching consultancy. Previously, she was president of New England Financial, a wholly owned subsidiary of MetLife, and senior vice president of the Guardian Life Insurance Company. Ms. McDonnell also serves on the Board of Managers of Janney Montgomery Scott LLC, a wholly owned subsidiary of Penn Mutual. In addition, Ms. McDonnell is a member of the American Council of Life Insurers Political Action Committee and the Insurance Federation of Pennsylvania. She is also a national advisor to Vision 2020, an initiative of Drexel University College of Medicine Institute for Women’s Health and Leadership. Ms. McDonnell provides expertise on the insurance industry and financial matters.

The Board holds six regular meetings each year to consider and address matters involving the Company. The Board also may hold special meetings to address matters arising between regular meetings. These meetings may take place in person or by telephone. The independent directors also regularly meet in executive sessions outside the presence of management. The Board has access to legal counsel for consultation concerning any issues that may occur during or between regularly scheduled Board meetings. As discussed below, the Board has established a Compensation Committee, an Audit Committee, a Nominating & Governance Committee, an Executive Committee and a Finance Committee to assist the Board in performing its oversight responsibilities.

The Nominating & Governance Committee annually oversees a self-evaluation of the current Board members and those committees as the Board shall specify from time to time and reports to the Board with respect to whether the Board and its committees are functioning effectively. The full Board discusses each evaluation report to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof.

The Board’s Role in Risk Oversight

Consistent with its responsibility for oversight of the Company, the Board, among other things, oversees risk management of the Company’s business affairs directly and through the committee structure that it has established. The principal risks associated with the Company are risks related to concentration of the locations of our facilities, dependence on payments from the government and other third party payors, the inability to collect payments from patients, a worsening of the economic and employment conditions in the United States, uncertainties regarding health care reform, competition for patients from other hospitals and health care providers, our ability to recruit and retain quality physicians, our ability to attract and retain qualified nurses and medical support staff, compliance with extensive laws and government regulations, liabilities from claims brought against our facilities, governmental investigations, regulatory actions, whistleblower lawsuits and purported shareholder class action lawsuits, accreditation of our facilities, acquisition and integration of hospitals, state efforts to regulate the construction or expansion of health care facilities, fluctuations in our operating results, quarter to quarter earnings and other factors, significant corporate regulation as a public company, and dependence on key management personnel.

The Board’s role in the Company’s risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee) receives these reports from management to identify and discuss such risks.

The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Company. John H. Herrell, the Lead Independent Director, periodically meets with management and the Company’s independent registered public accounting firm to review and discuss the activities of the Company and to provide direction with respect thereto.

Stockholder Communications

Stockholders who wish to send communications to the Board of Directors or an individual director should address such communications to Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Directors

The Compensation Committee, the Audit Committee, the Nominating & Governance Committee, the Executive Committee and the Finance Committee are the standing committees of the Board of Directors. A current copy of our Corporate Governance Guidelines, Code of Business Conduct and Corporate Standards, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhsinc.com. Copies of these documents also are available in print free of charge to any stockholder who requests them. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

Compensation Committee.    The current members of the Compensation Committee are Robert H. Hotz, Lawrence S. Gibbs and John H. Herrell. The Compensation Committee met three times during 2016. The Board of Directors has determined, in its business judgment, that each member of the Compensation Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange.

The Compensation Committee reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates their performance, determines and approves their compensation level, reviews and determines the form and amount of compensation of the non-management members of the Board of Directors, administers incentive-compensation plans and equity-based plans and approves compensation awards, among other duties and responsibilities.

The amount and mix of the compensation paid to our named executive officers and directors are evaluated on an annual basis. See the section titled “Compensation Setting Process,” in the Compensation Discussion & Analysis for an additional discussion.

The Compensation Committee has the authority to establish one or more subcommittees that shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time. The Compensation Committee also has the sole authority to retain and terminate compensation consultants to assist it in evaluating our compensation plans, particularly those pertaining to our directors, our Chief Executive Officer and our other executive officers, and to approve the fees and other terms relating to the provision of those services. As discussed in the Compensation Discussion and Analysis, unlike our other named executive officers, Mr. Alan Miller’s compensation is determined in large part by the terms of his employment agreement.

Audit Committee.    Current members of the Audit Committee are John H. Herrell, Robert H. Hotz, Lawrence S. Gibbs and Eileen C. McDonnell. No member serves on the audit committee of more than three public companies. The Audit Committee met twelve times during 2016.

The Board of Directors has determined, in its business judgment, that each member of the Audit Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange and is financially literate and that John H. Herrell qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: the integrity of our financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of our internal audit function and independent auditors, the independent auditors’ qualifications and independence and our compliance with legal and regulatory requirements. This Committee has the authority, duties and responsibilities set forth in its Audit Committee Charter, as amended.

Nominating & Governance Committee.    The current members of the Nominating & Governance Committee are Robert H. Hotz, Lawrence S. Gibbs and John H. Herrell. This Committee met once during 2016. The Board of Directors has determined, in its business judgment, that each member of the Nominating &

Governance Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange.

The Nominating & Governance Committee was established, with respect to those directors who are to be elected by the holders of Class B and Class D Common Stock of the Company in accordance with the our Restated Certificate of Incorporation, for the purpose of: (i) assisting the Board of Directors by identifying individuals who are qualified to become directors, consistent with the criteria approved by the Board of Directors; (ii) recommending to the Board of Directors Class B and D director nominees for the next annual meeting of stockholders at which a Class B and D director is to be elected; (iii) developing and recommending to the Board of Directors a set of corporate governance principals in the form of our corporate governance guidelines; (iv) leading and overseeing the Board of Directors in its annual review of the performance of the Board of Directors and our management, and; (v) recommending to the Board of Directors director nominees for each committee of the Board of Directors. The Nominating & Governance Committee provides such assistance in identifying and recommending Class A and Class C Common Stock director nominees as may be requested by the entire Board of Directors. The Nominating & Governance Committee adopted our Corporate Governance Guidelines.

In light of the concentration of over 95% of the voting power of our Class A and Class C Common Stock in a single individual and related entities, and in accordance with the “Controlled Companies” exemption set forth in Section 303A of the New York Stock Exchange Listed Company Manual, the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for directors that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock. The Nominating & Governance Committee shall, however, provide such assistance in identifying and recommending Class A and C Director nominees as may be requested by the entire Board of Directors.

The Nominating & Governance Committee will consider Class B and D director nominees recommended by stockholders. Under our Restated Certificate of Incorporation, the number of directors to be elected by the Class B and D Common stockholders is limited to 20% of the entire Board of Directors, or a maximum of two directors. Stockholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which stockholder proposals for presentation at the next Annual Meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board of Directors decides to increase the number of directors.

The Nominating & Governance Committee identifies and evaluates committee-recommended Class B and D director nominees considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Directors and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Directors and our governance. The Nominating & Governance Committee seeks persons who have achieved prominence in their fields and who possess significant experience in areas of importance to the Company. Additionally, strong analytical skills, independence, energy, forthrightness and integrity are desired characteristics that the Nominating & Governance Committee seeks in potential candidates. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Board of Directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board of Directors to best fulfill its responsibilities to the long-term interests of our stockholders. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a stockholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify Class B and D director candidates.

Executive Committee.    The Executive Committee has the responsibility, between meetings of the Board of Directors, to advise and aid our officers in all matters concerning the management of the business and, while the Board of Directors is not in session, has the power and authority of the Board of Directors to the fullest extent permitted under law. The Executive Committee met twice in 2016. Members of the Committee are Alan B. Miller, Robert H. Hotz, Anthony Pantaleoni and Marc D. Miller.

Finance Committee.    The Finance Committee is responsible for reviewing our overall long-term financial planning. The Finance Committee did not meet during 2016. Members of this Committee are Alan B. Miller, Robert H. Hotz, Anthony Pantaleoni and Marc D. Miller.

AUDIT COMMITTEE REPORT

The Board of Directors is committed to the accuracy and integrity of the Company’s financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management, internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s consolidated financial statements and internal controls;

•	changes in our accounting practices, principles, controls or methodologies, or in the Company’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter that was originally adopted by the Board of Directors in 2004 and is reviewed and approved on an annual basis. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2016:

•	First, the Audit Committee discussed with our independent auditors the overall scope and plans for their audits.

•	Second, the Audit Committee met with the independent auditors, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

•

Third, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

•

Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States).

•

Fifth, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

•

Finally, the Audit Committee obtained and reviewed a report from the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years inspecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company.

The Audit Committee reviewed and discussed our consolidated financial statements with the Board of Directors and discussed them with PricewaterhouseCoopers LLP during the 2016 fiscal year, along with the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures, including the letter, required by PCAOB 3524 and 3526 and discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standard No. 16, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. Based on the discussions with PricewaterhouseCoopers LLP and management, the consolidated financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our 2016 Annual Report on Form 10-K.

Audit Committee

John H. Herrell

Robert H. Hotz

Lawrence S. Gibbs

Eileen C. McDonnell

RELATIONSHIP WITH INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors during 2016 and 2015. Representatives from PwC will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

PwC’s audit report on our consolidated financial statements as of and for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Set forth below are the fees paid or accrued for the services of PwC during 2016 and 2015:

	2016	2015
Audit fees	$3,263,500	$3,048,000
Audit-related fees	—	—
Tax fees	60,130	265,154
All other fees	465,719	96,900

Total	$3,789,349	$3,410,054

Audit fees consisted of professional services rendered to us or certain of our subsidiaries. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2016 and 2015 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with regulatory filings, acquisitions and other matters. Audit fees in 2016 also included fees related to a bond offering.

Fees for tax services in 2016 and 2015 consisted primarily of consultation on various tax matters related to us and our subsidiaries, including preparation of federal and state income tax returns for certain of our subsidiaries.

The other fees to PwC consist of:

2016: (i) consulting services related to an acquisition in the U.K. ($337,784); (ii) information technology consulting services ($74,690), and; (iii) Independent Review Organization services ($53,245).

2015: (i) Independent Review Organization services ($53,400), and; (ii) consulting services related to an acquisition in the U.K. ($43,500).

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 6, 2017

Exhibit A

UNIVERSAL HEALTH SERVICES, INC.

THIRD AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

1. Purpose; Background.    The purpose of the Universal Health Services, Inc. Third Amended and Restated 2010 Stock Incentive Plan (the “Plan”) is to provide a flexible vehicle through which Universal Health Services, Inc., a Delaware corporation (the “Company”), may offer equity-based compensation incentives to key personnel of the Company and its affiliates in order to attract, motivate, reward and retain such personnel and to further align the interests of such personnel with those of the stockholders of the Company.

2. Types of Awards.    Awards under the Plan may be in the form of (a) options to purchase shares of the Company’s Class B Common Stock, $.01 par value (the “Common Stock”) pursuant to Section 6 below, including options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options which do not qualify as ISOs, and (b) stock appreciation rights (“SARs”) pursuant to Section 7 below (collectively, “Awards”).

3. Share Limitations.

(a) Aggregate Share Limitation.     Subject to adjustment as provided in Section 9 below, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 29,500,000 shares (the “Authorized Shares”). In determining the number of Authorized Shares available for issuance under the Plan: (i) shares subject to an Award that is forfeited, canceled, terminated or settled in cash shall be deemed not to have been issued (and shall remain available for issuance) pursuant to the Plan; (ii) shares withheld or tendered by the recipient of an Award as payment of the exercise price under an Award or the tax withholding obligations associated with an Award will not be available for future grant and issuance under the Plan; and (iii) the total number of shares covered by stock-settled SARs (and not just the number of shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan. Shares of Class B Common Stock that may be repurchased by us on the open market with proceeds from the exercise of stock options granted under the Stock Incentive Plan may not be returned to the pool of shares available for awards under the Stock Incentive Plan.

(b) Individual Award Limitation.    Subject to adjustment as provided in Section 9 below, the maximum number of shares of Common Stock with respect to which options or SARs may be granted hereunder during a calendar year to any employee is 1,000,000 shares.

4. Administration.

(a) Committee.    The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3) under Section 162(m) of the Code). Notwithstanding the foregoing, the Board shall have sole responsibility and authority for matters relating to the grant and administration of Awards to non-employee directors of the Company, and reference herein to the Committee with respect to any such matters shall be deemed to refer to the Board.

(b) Responsibility and Authority of Committee.    Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have responsibility and full power and authority to (i) select the persons to whom Awards shall be made, (ii) prescribe the terms and conditions of each Award and make amendments thereto, (iii) construe, interpret and apply the provisions of the Plan and of any agreement or other instrument evidencing an Award made under the Plan, and (iv) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c) Limitations on Committee Authority.    Notwithstanding anything to the contrary contained herein:

(i) Minimum Vesting Period.    Each Award made under the Plan shall provide for a vesting period of at least one year from the date the Award is granted.

(ii) Re-Pricing Prohibited.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (1) reduce the exercise price or base price under outstanding options or SARs; (2) cancel outstanding options or SARs in exchange for options or SARs with a lower exercise price or base price; or (3) cancel outstanding options or SARs in exchange for cash or other securities at a time when the per share exercise or base price under such options or SARs is higher than “Fair Market Value” (as defined in Section 8 below).

(iii) No Reloading of Options.    The Committee may not grant an Option that includes a “reload” feature or make any other Plan Awards that have the effect of providing a “reload” feature with respect to Shares used to satisfy the Option exercise price or applicable withholding tax.

(d) Delegation of Authority.    To the fullest extent authorized under Section 157(c) and other applicable provisions of the Delaware General Corporation Law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate to the extent that such delegation shall not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) or intended to qualify for an exemption under Rule 16b-3 under the Exchange Act to fail to so qualify.

(e) Committee Actions.     A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

(f) Indemnification.    The Company shall indemnify and hold harmless each member of the Board, the Committee or any subcommittee appointed by the Committee and any employee of the Company who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

5. Eligibility.    Awards may be granted under the Plan to present or future employees of the Company or an affiliate of the Company and to directors of, or consultants to, the Company or an affiliate who are not employees. For purposes hereof, “affiliate” of the Company means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, provided that such entity is an “eligible issuer of service recipient stock” within the meaning of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6. Stock Options.    Stock options granted under the Plan shall have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. The Committee may impose restrictions on shares of Common Stock acquired upon the exercise of options granted under the Plan.

(a) Exercise Price.    The exercise price per share of Common Stock covered by an option granted under the Plan may not be less than 100% of the Fair Market Value (as defined in Section 8 below) of a share of Common Stock on the date the option is granted (110% in the case of ISOs granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code).

(b) Option Term.    Unless sooner terminated in accordance with its terms, an option shall automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary of the date it is granted in the case of an ISO granted to an employee who is a 10% stockholder).

(c) Manner of Exercise.    An outstanding and exercisable option may be exercised by transmitting to the Company pursuant to its established procedures a written notice identifying the option that is being exercised and specifying the number of shares to be purchased pursuant to that option, together with payment of the exercise price, and by satisfying the applicable tax withholding obligations pursuant to Section 10. The Committee may establish such rules and procedures as it deems appropriate for the exercise of options under the

Plan. The Committee, acting in its sole discretion, may permit the exercise price to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure (including, without limitation, by the Company’s issuance of net shares), in the form of unrestricted shares of Common Stock or, subject to applicable law, by any other form of consideration deemed appropriate. Shares withheld (pursuant to a net share exercise) or tendered to pay the exercise price shall be credited to the extent of the Fair Market Value thereof.

(d) Rights as a Stockholder.    No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company. The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the option is validly exercised, the exercise price is paid fully and applicable withholding obligations are satisfied fully.

(e) Nontransferability of Options.    No option granted under the Plan may be assigned or transferred except upon the option holder’s death to a beneficiary designated by the option holder in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the option holder, pursuant to the option holder’s will or by the laws of descent and distribution; and each such option may be exercised during the option holder’s lifetime only by the option holder. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, permit an option holder to transfer an option, other than an ISO, in whole or in part, to such persons and/or entities as are approved by the Committee from time to time and subject to such terms and conditions as the Committee may determine from time to time.

(f) Termination of Employment or Other Service.    Unless otherwise determined by the Committee in its sole discretion, if an option holder ceases to be employed by or to perform other services for the Company and its affiliates for any reason other than death or disability (defined below), then each outstanding option granted to him or her under the Plan will terminate on the date of termination of employment or other service or, if earlier, the date specified in the option agreement. Unless otherwise determined by the Committee in its sole discretion, if an option holder’s employment or service is terminated by reason of the option holder’s death or disability (or if the option holder’s employment or other service is terminated by reason of his or her disability and the option holder dies within one year after such termination of employment or service), then each outstanding option granted to the option holder under the Plan will terminate on the date one year after the date of such termination of employment or other service (or one year after the later death of a disabled option holder) or, if earlier, the date specified in the option agreement. For purposes hereof, unless otherwise determined by the Committee, the term “disability” means the inability of an Award holder to perform the customary duties of his or her employment or other service for the Company or its affiliates by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

7. Stock Appreciation Rights.    SARs granted under the Plan shall have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SAR is granted or, if the holder’s rights are not adversely affected, at any subsequent time. The Committee may impose restrictions on shares acquired upon the exercise of SARs granted under the Plan.

(a) Base Price.    The base price per share of Common Stock covered by an SAR granted under the Plan may not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted.

(b) SAR Term.    Unless sooner terminated in accordance with its terms, a SAR shall automatically expire on the tenth anniversary of the date it is granted.

(c) Exercise of SARs.    An outstanding and exercisable SAR may be exercised by transmitting to the Company pursuant to its established procedures a written notice identifying the SAR that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Committee may require, and by satisfying the applicable tax withholding obligations pursuant to Section 10. The Committee may establish such rules and procedures as it deems appropriate for the exercise of SARs under the Plan. Upon the exercise of an SAR, the holder shall be entitled to receive cash and/or shares of Common Stock, as determined by the Committee, in an amount or having a Fair Market Value equal to the product of (i) the number of shares of Common Stock with respect to which the SAR is being exercised, multiplied by (ii) the excess of the Fair Market Value of a share of Common Stock on the date the SAR is exercised over the base price per share of the SAR.

(d) Nontransferability of SARs.    No SARs granted under the Plan may be assigned or transferred except upon the SAR holder’s death to a beneficiary designated by the SAR holder in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the SAR holder, pursuant to the SAR holder’s will or by the laws of descent and distribution; and each such SAR may be exercised during the SAR holder’s lifetime only by the SAR holder.

(e) Termination of Employment or Other Service.    Unless otherwise determined by the Committee in its sole discretion, if a SAR holder ceases to be employed by or to perform other services for the Company and its affiliates for any reason other than death or disability (defined above), then each outstanding SAR granted to him or her under the Plan will terminate on the date of termination of employment or other service or, if earlier, the date specified in the SAR agreement. Unless otherwise determined by the Committee in its sole discretion, if a SAR holder’s employment or service is terminated by reason of the SAR holder’s death or disability (or if the SAR holder’s employment or other service is terminated by reason of his or her disability and the SAR holder dies within one year after such termination of employment or service), then each outstanding SAR granted to the SAR holder under the Plan will terminate on the date one year after the date of such termination of employment or other service (or one year after the later death of a disabled SAR holder) or, if earlier, the date specified in the SAR agreement.

8. Fair Market Value.    For Plan purposes, the term “Fair Market Value” means, as of any relevant date, (a) the closing price per share of Common Stock on such date on the principal securities exchange on which the shares are traded or, if no shares are traded on that date, the closing price per share on the next preceding date on which shares are traded, or (b) the value determined under such other method or convention as the Board or the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law (including, without limitation, Section 409A of the Code), may prescribe.

9. Capital Changes; Merger, Consolidation, Asset Sale.

(a) Adjustments upon Changes in Capitalization.    The maximum number and class of shares issuable pursuant to the Plan, the maximum number of shares with respect to which options or SARs may be granted to any employee in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option and the number and class of shares and the base price per share covered by each outstanding SAR shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.

(b) Effect of Change in Control.    If a “Change in Control” (as defined below) occurs, the parties to the Change in Control may agree that outstanding Awards shall be assumed by, or converted into an award with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof). In the event that the successor company does not assume or substitute any such outstanding Award, the Award shall be fully vested and, to the extent not exercised prior to the Change in Control, cancelled in exchange for the right to receive an amount equal to the excess, if any, of the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction over the exercise or base price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an exercise or base price per share that is equal to or greater than the value of the Change in Control transaction consideration per share. The Board may in its sole discretion accelerate, in whole or in part, the vesting of any outstanding Award upon the occurrence of a Change in Control (as defined below), whether or not the vesting requirements set forth in the applicable Award agreement have been satisfied and whether or not the Award is otherwise assumed or substituted by the successor company.

(c) Definition of Change in Control.    For purposes hereof, a “Change in Control” of the Company shall be deemed to occur upon the occurrence of any of the following events:

(i) completion of a consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which each class of the Company’s common stock would be converted into cash, securities or other property, other than (a) a consolidation or merger of the Company in which the holders of each class of common stock immediately prior to the consolidation or merger have the same proportionate ownership and voting power with respect to the common stock of the surviving corporation immediately after the consolidation or merger, or (b) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) 50% or more of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger;

(ii) consummation of a plan of complete liquidation or dissolution of the Company or of a sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale;

(iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (a) persons or their family members or affiliates which have such voting power on the date of adoption of this Third Amended and Restated Stock Incentive Plan, or (b) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the voting securities of the Company other than pursuant to a plan or arrangement entered into by such person and the Company; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(d) Fractional Shares.    In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from the adjustment.

(e) Determination of Board to be Final.    All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

10. Tax Withholding.    As a condition to the exercise of any Award, the delivery of any shares of Common Stock pursuant to any Award or the settlement of any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or an affiliate relating to an Award, the Company and/or the affiliate may (a) deduct or withhold (or cause to be deducted or withheld) the amount of such tax withholding from any payment or distribution to an Award recipient whether or not pursuant to the Plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a Fair Market Value equal to the minimum required amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

11. Amendment and Termination.    The Board may amend or terminate the Plan provided, however, that no such action may adversely affect a holder’s rights under an outstanding Award without his written consent. Any amendment which would (a) increase the maximum number of shares of Common Stock issuable under the Plan or the maximum number of shares with respect to which options or SARs may be granted to any employee in any calendar year, (b) modify the class of persons eligible to receive Awards under the Plan or (c) otherwise require stockholder approval under applicable law or exchange or market requirements, shall, to the extent required by applicable law or exchange or market requirements, be subject to the approval of the Company’s stockholders.

12. Claw Back Conditions.    Notwithstanding anything to the contrary contained herein or in an Award agreement, each Award shall be subject to any incentive compensation claw back policies that may be adopted by the Company (whether or not adopted prior to the date of such Award) as in effect at any time and from time to time, and, as applicable, to the claw back requirements of Section 954 of the Dodd-Frank Act.

13. General Provisions.

(a) Documentation of Awards.    Each Award made under the Plan shall be evidenced by a written agreement or other instrument the terms of which shall be established by the Committee. To the extent not inconsistent with the provisions of the Plan, the written agreement or other instrument evidencing an Award shall govern the rights and obligations of the Award recipient (and any person claiming through the recipient) with respect to the Award.

(b) Shares Issued under Plan.    Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan.

(c) Compliance with Law.    The Company shall not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(d) Transfer Orders; Placement of Legends.    All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(e) No Employment or other Rights.    Nothing contained in the Plan or in any Award agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other service with the Company or an affiliate or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other service.

(f) Decisions and Determinations Final.    Except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, the Committee shall have full power and authority to interpret the Plan and any Award agreement made under the Plan and to determine all issues which arise thereunder or in connection therewith, and the decision of the Board or the Committee, as the case may be, shall be binding and conclusive on all interested persons.

(g) Nonexclusivity of the Plan.    No provision of the Plan, and neither its adoption by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt (subject to stockholder approval if such approval is required in order to comply with applicable law or exchange listing requirements) such equity-based or other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify as “performance-based compensation” under Section 162(m) of the Code.

14. Governing Law.    All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

15. Term of the Plan.    This Third Amended and Restated Stock Incentive Plan shall become effective on the date it is approved by the Company’s stockholders (the “Effective Date”). Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. The rights of any person with respect to an Award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

PROPOSED

AMENDMENT TO

UNIVERSAL HEALTH SERVICES, INC.

THIRD AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

This Amendment (this “Amendment”) to the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan, as in effect from time to time (the “Plan”), is dated as of March 29, 2017.

WHEREAS, pursuant to Section 11 of the Plan, the Board desires to amend Section 3(a) of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan, subject to and effective upon the approval of the Company’s stockholders at their 2017 annual meeting;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1. Defined Terms.    Capitalized terms used herein, but not otherwise defined herein, have the respective meanings ascribed to them in the Plan.

2. Amendment.    Section 3(a) of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

(a) Aggregate Share Limitation.    Subject to adjustment as provided in Section 9 below, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 35,600,000 shares (the “Authorized Shares”). In determining the number of Authorized Shares available for issuance under the Plan: (i) shares subject to an Award that is forfeited, canceled, terminated or settled in cash shall be deemed not to have been issued (and shall remain available for issuance) pursuant to the Plan; (ii) shares withheld or tendered by the recipient of an Award as payment of the exercise price under an Award or the tax withholding obligations associated with an Award will not be available for future grant and issuance under the Plan; and (iii) the total number of shares covered by stock-settled SARs (and not just the number of shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan. Shares of Class B Common Stock that may be repurchased by us on the open market with proceeds from the exercise of stock options granted under the Stock Incentive Plan may not be returned to the pool of shares available for awards under the Stock Incentive Plan.

3. Reference to and Effect on the Plan.    Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4. Effectiveness.    This Amendment shall become effective on the date it is approved by the Company’s stockholders.

* * *

PROXY	CLASS A

COMMON STOCK

CLASS C

COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of

Directors For The Annual Meeting Of

Stockholders To Be Held On May 17, 2017

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class A Common Stock and Class C Common Stock of Universal Health Services, Inc. (the “Company”) held of record by the undersigned on March 21, 2017 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 17, 2017 at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 17, 2017. The Proxy Statement and Annual Report to Stockholders are available at www.edocumentview.com/uhs

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK

☐

ACCOUNT NUMBER

CLASS A COMMON

CLASS C COMMON

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, and 5, FOR 3 Years in Proposal 4, and AGAINST Proposal 6:

1.    The Election of Alan B. Miller

☐  For                ☐   Withhold Authority

2.    The approval of Amendment to the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan.

☐  For                ☐   Against            ☐  Abstain

3.    Advisory (nonbinding) vote to approve named executive officer compensation.

☐  For                ☐  Against             ☐  Abstain

4.    Advisory (nonbinding) vote on the frequency of an advisory stockholder vote to approve named executive officer compensation.

☐  1 Year            ☐  2 Years            ☐  3 Years            ☐  Abstain

5.    To ratify the selection of PricewaterhouseCoopers LLP, as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

☐  For                ☐   Against            ☐  Abstain

6.    Stockholder proposal regarding proxy access if properly presented at the meeting.

☐  For                ☐  Against             ☐  Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

DATED:

SIGNATURE:

SIGNATURE:

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALAN B. MILLER AS DIRECTOR, FOR THE APPROVAL OF THE AMENDMENT TO THE THIRD AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN, FOR THE ADVISORY (NONBINDING) VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, FOR THREE YEARS ON THE ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF AN ADVISORY STOCKHOLDER VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017, AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS IF PROPERLY PRESENTED AT THE MEETING.

Universal Health Services, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2017.

Vote by Internet • Go to www.envisionreports.com/UHS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR the nominee listed in Proposal 1, FOR Proposals 2, 3 and 5, FOR 3 years in
Proposal 4, and AGAINST Proposal 6.

1.	Nominee:	For	Withhold	+
	01 - Lawrence S. Gibbs	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. The approval of Amendment to the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan.	☐	☐	☐	3. Advisory (nonbinding) vote to approve named executive officer compensation.	☐	☐	☐

1 Year	2 Years	3 Years	Abstain		For	Against	Abstain
4. Advisory (nonbinding) vote on the frequency of an advisory stockholder vote to approve named executive officer compensation. ☐	☐	☐	☐	5. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

	For	Against	Abstain
6. Stockholder proposal regarding proxy access if properly presented at the meeting.	☐	☐	☐

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 5, FOR 3 YEARS IN PROPOSAL 4, AND AGAINST STOCKHOLDER PROPOSAL 6.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

/ /

⬛	1 U P X	+

021RHD

Annual Meeting of

Universal Health Services, Inc. Stockholders

Wednesday, May 17, 2017

10:00 a.m.

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be

held on Wednesday, May 17, 2017: The Proxy Statement and Annual Report to Stockholders are

available at http://www.envisionreports.com/UHS

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of Directors For

The Annual Meeting Of Stockholders To Be Held On May 17, 2017

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class B Common Stock and Class D Common Stock of Universal Health Services, Inc. held of record by the undersigned on March 21, 2017 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 17, 2017, at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Please call 1-800-814-5819 to obtain directions to the Annual Meeting to vote in person. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.